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EXHIBIT 10.5


                         JOINT VENTURE LICENSE AGREEMENT


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                                TABLE OF CONTENTS

                                                                            PAGE

1.       DEFINITIONS.........................................................3

2.       LICENSES TO TWIN....................................................6

3.       TRADEMARK LICENSE..................................................11

4.       DELIVERY OBLIGATIONS...............................................11

5.       LICENSES FROM TWIN.................................................13

6.       SUPPORT AND TRAINING...............................................14

7.       OTHER LICENSOR OBLIGATIONS.........................................15

8.       PAYMENTS...........................................................18

9.       TAXATION...........................................................19

10.      INTELLECTUAL PROPERTY RIGHTS.......................................19

11.      CONFIDENTIALITY....................................................20

12.      INDEMNIFICATION....................................................21

13.      WARRANTIES.........................................................23

14.      DISCLAIMER; LIMITATION OF LIABILITY................................26

15.      TERM AND TERMINATION...............................................26

16.      MISCELLANEOUS......................................................29

EXHIBIT A  DESCRIPTION OF THE IN PATENTS.....................................1

EXHIBIT B  TWIN BUSINESS.....................................................1

EXHIBIT C  PERFORMANCE CRITERIA..............................................1

EXHIBIT D  DESCRIPTION OF CURRENT TW TECHNOLOGY..............................1

EXHIBIT E  THIRD-PARTY LICENSES..............................................1

EXHIBIT F  SUPPORT SERVICES..................................................1

                                      -I-

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                         JOINT VENTURE LICENSE AGREEMENT


         This Joint Venture License Agreement ("Agreement"), dated as of January 31, 2000 ("Effective Date"), is among Two Way TV Limited ("TW"), a corporation organized under the laws of England and Wales, having its principal office at Two Way TV Limited., Beaumont House, Kensington Village, Avonmore Road, London, England W148TS, Interactive Network, Inc. ("IN"), a California corporation having its principal office at 1161 Old County Road, Belmont, California 94002 U.S.A. (each a "Licensor" and together "Licensors") and TWIN Entertainment Inc. ("TWIN"), a Delaware corporation having its principal office at 50 Francisco Street, Suite 490, San Francisco, California 94111 U.S.A. (hereinafter collectively referred to as the "Parties" and individually as a "Party").

                                    RECITALS

         A. IN and TW have entered into a Joint Venture and Stock Purchase Agreement dated as of December 6, 1999 and contemporaneously with the execution of this Agreement are entering into a Stockholders Agreement and Investors Rights Agreement to establish TWIN to develop, market and supply digital (as well as analog) interactive and related services, products and technology in the Territory (as defined below).

         B. TW is, among other things, in the business of developing, marketing, and selling certain software and hardware products for interactive television systems and other telecommunications uses, and has developed valuable intellectual property related to such products, services and technology.

         C. IN is, among other things, in the business of designing, developing and licensing certain technology useful for interactive television and other telecommunications applications, and has developed valuable intellectual property related to such products, services and technology.

         D. TWIN desires Licensors to grant to TWIN, and Licensors are each willing to grant to TWIN, a license to use certain of their respective intellectual property rights for developing, marketing and supplying certain digital and analog interactive services, products and technology, in the Territory and subject to the terms and conditions as hereinafter set forth.

         E. Licensors have determined, through mutual agreement prior to the Effective Date, which of each Licensor's technology and intellectual property rights related to TWIN's business and existing as of the Effective Date will initially be licensed to TWIN.

         F. TWIN desires to receive from TW, and TW is willing to supply to TWIN, certain relevant technical training, maintenance and support services.

         G. Licensors desire TWIN to grant to Licensors, and TWIN is willing to grant to Licensors, a right of first refusal to license for use outside the Territory certain of TWIN's technology and associated intellectual property rights that may be developed in the future, subject to the terms and conditions as hereinafter set forth.

         ACCORDINGLY, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

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1.       DEFINITIONS.
         -----------

         As used in this Agreement, the following terms shall have the following meanings:

         1.1 "Applicable Law" shall mean, as to any person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such person or any of its properties.

         1.2 "Approval Date" shall mean the date on which IN has received the requisite vote by IN's shareholders approving the grant to TWIN of an exclusive license under the Licensed Patents on the terms and conditions contained herein, which date shall occur before the six (6) month anniversary of the Effective Date.

         1.3 "Associated Agreements" shall mean the Joint Venture and Stock Purchase Agreement among the Parties dated as of December 6, 1999, and the Stockholders Agreement and Investors Rights Agreement among the Parties and TWIN of even date herewith.

         1.4 "Confidential Information" shall mean information or materials disclosed to a Party by another Party that are marked as "Confidential" or "Proprietary" or, if disclosed orally, identified as such at the time of disclosure and reduced by the disclosing Party to written form marked "Confidential" or "Proprietary" within twenty (20) days after oral disclosure. "Confidential Information" shall include, whether or not marked "Confidential" or "Proprietary," all source code of any Party.

         1.5 "Current TW Technology" shall mean all of the TW Technology and TW's Proprietary Rights developed, reduced to practice and/or existing prior to the Effective Date. A summary listing of certain key items of Current TW Technology is set forth in EXHIBIT D.

         1.6 "Customer" shall mean a Person having a valid business or residential mailing address in the Territory (which is not a post office box number unless there is another valid mailing address in the Territory) who receives TWIN services or products in the Territory. Customers may include, without limitation, telecommunications service, equipment and content providers; Internet service providers; cable television service, equipment and content providers; satellite television service, equipment and content providers; and end user consumers in the Territory.

         1.7 "Derivative Work" shall mean a "derivative work" or "compilation" within the meaning of such terms under the U.S. Copyright Act (17 U.S.C. ss. 101 et seq.), which meaning is as follows: a "derivative work" is a work based upon one or more preexisting works, such as a translation, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted, or a work consisting of editorial revisions, annotations, elaborations, or other modifications which, as a whole, represent an original work of authorship; and a "compilation" is a work formed by the collection and assembling of preexisting materials or of data that are selected, coordinated, or arranged in such a way that the resulting work as a whole constitutes an original work of authorship, and including collective works.

         1.8 "Effective Date" shall mean the date of this Agreement as set forth in the preamble.

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         1.9 "Gannett Rights" shall mean the right of Gannett Co., Inc. to participate in opportunities related to real-time electronic news services on a national basis as described in the Stock Purchase Agreement listed in EXHIBIT E.

         1.10 "Governmental Authority" shall mean any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

         1.11 "Gross Revenues" shall mean the total revenues derived from the sale, licensing, provision and distribution of products, services and technology and intellectual property rights by TWIN and its Subsidiaries, without duplication, less any sales, excise and consumption taxes and customs duties levied in respect of such transactions, accepted returns of the pertinent items, bona fide price adjustments (including distributor price adjustments), commissions, and any packing, shipping, transportation and insurance costs related to the sale of such items which costs are passed through to (i.e., the actual costs incurred are billed on to) a customer or other Person.

         1.12 "Handset Technology," as used herein, shall mean the subset of TW Technology comprising inventions, whether patented or not, software, hardware and knowhow that enable the transmission of data between a handheld transmitting device (e.g., a set-top box remote control device) and a receiving device (e.g., a set-top box) or between a set-top box to a handheld or other "slave" device.

         1.13 "IN Patents" shall mean the specific patents set forth in EXHIBIT A and the initial patents, if any, issuing on the applications set forth in EXHIBIT A and, in either case, any continuations, divisionals, continued prosecution applications, reissues, and reexaminations thereof (but excluding any continuations in part and new inventions).

         1.14 "IN Technology" shall mean all of IN's future content, interactive content, software (in source code, object code, byte code, script, or other form), software documentation, technologies, inventions, know-how, trade secrets, market and test data, technical data, techniques, methods, processes, and other technological materials or information that are wholly owned by IN.

         1.15 "Licensed Marks" shall mean all trademarks, service marks, trade names, logos and marks now owned or hereafter developed, acquired or used by TW in connection with the TW Technology Related to TWIN Business.

         1.16 "Localization" shall mean the adaptation of the TW Technology for purposes of developing the TWIN services and products and conducting the TWIN Business, including the conversion of art and other materials (including logos, if any) to American English for use in connection with the TWIN services and products. Any modification of the Licensed Marks shall be mutually agreed upon by the Parties in writing.

         1.17 "Performance Criteria" shall mean the performance milestones and schedule set forth in EXHIBIT C, as may be amended by the Licensors from time to time hereafter in a writing signed by the Licensors.

         1.18 "Person" shall mean a natural individual, Governmental Authority, legal entity, partnership, firm, corporation and other association.

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         1.19 "Proprietary Rights" shall mean, collectively, Patents, Trade
Secrets, Copyrights, Moral Rights, rights in trade dress, design and maskwork rights, any rights analogous to those set forth in the preceding clauses, and all other intellectual property rights and proprietary rights, excluding trademarks and service marks, whether arising under the laws of the United States or any other state, country or jurisdiction in each case now existing or hereafter developed or coming into existence during the term of this Agreement. For purposes of this Agreement: (a) "Patents" shall mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (b) "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) "Copyrights" shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all right, title and interest in related applications and registrations throughout the world; and (d) "Moral Rights" shall mean any right to claim authorship, to prevent modification or other derogatory action in relation to the subject work, to withdraw from or control distribution, and any similar rights, existing under the law of any country or under any treaty, regardless of whether such right is referred to as a "moral right."

         1.20 "Related to TWIN Business" shall mean useful to, relevant to or capable of being used in connection with the TWIN Business, as broadly interpreted and as determined by vote in accordance with Section 2.6 with respect to TW's Proprietary Rights and TW Technology that are developed or reduced to practice or that come into existence on or after the Effective Date.

         1.21 "Subsidiary," with respect to a Party, shall mean any corporation, partnership or other entity, more than fifty percent (50%) of whose shares or ownership interests entitled to vote for the election of directors (other than any shares whose voting rights are subject to restriction) or, in the case of a noncorporate entity, the equivalent interests, are owned or controlled by such party, directly or indirectly, now or hereafter, but such corporation, partnership or other entity shall be deemed to be a Subsidiary only for so long as such ownership or control exists.

         1.22 "Territory" shall mean (a) the United States of America and all its territories, and Canada, and (b) such additional countries and jurisdictions as the Licensors may hereafter mutually agree in writing to include in the definition of "Territory."

         1.23 "TW Technology" shall mean all of TW's existing and future: content, interactive content, software (in source code, object code, byte code, script, or other form), software documentation, technologies, inventions, know-how, trade secrets, Handset Technology, circuit diagrams, schematics, logic-flow diagrams, market and test data, technical data, techniques, methods, processes, and other technological materials and information that are wholly owned by TW or as to which, and only to the extent and subject to the conditions under which, TW has the right, as of the Effective Date or thereafter during the term of this Agreement, to grant licenses or sublicenses of the scope granted herein, without such grant resulting in the payment of royalties or other consideration to third parties (unless and until TW is reimbursed for any payments so made, in which case such information shall be included within TW Technology for any license or sublicense to TWIN) except for payments to a Subsidiary of TW, if any, or payments to third parties for TW Technology developed or created by such third parties while employed by TW or any Subsidiary thereof. TW Technology includes all of the foregoing and any improvements, enhancements and upgrades thereto hereafter developed or acquired by TW.

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         1.24 "TWIN Business" shall mean the business activities expected to be conducted by TWIN as described in EXHIBIT B, and any additional business activities contained in any future business plan of TWIN or amendment thereto, which additional activities have been approved by the Board of Directors of TWIN and by both TW and IN.

         1.25 "TWIN Derivative Works" shall mean Derivative Works based on the TW Technology licensed to TWIN hereunder which are developed solely by (or under contract for) TWIN, and includes without limitation Localizations of the TW Technology and Licensed Marks.

         1.26 "TWIN Technology" shall mean all of TWIN's content, interactive content, software (in source code, object code, byte code, script, or other form), technologies, inventions, know-how, trade secrets, market and test data, technical data, techniques, methods, processes, and other technological materials or information that is wholly owned by TWIN (excluding all of the TW Technology and IN Patents, and associated Proprietary Rights thereto, that are licensed to TWIN hereunder).

2.       LICENSES TO TWIN.
         ----------------

         2.1 TW License. Subject to all the terms and conditions of this Agreement, TW hereby grants to TWIN a non-exclusive, royalty-free, perpetual (subject to termination under Section 16 ("Term and Termination")), non-transferable license under all of TW's Proprietary Rights (exclusive of the Licensed Marks), in the Territory, to:

                  (a) Reproduce, publicly perform, publicly display, modify, distribute and otherwise use the Current TW Technology, the TW Technology Related to TWIN Business, and any TWIN Derivative Works thereof, including without limitation the rights to perform Localization and to create TWIN Derivative Works;

                  (b) Reproduce and otherwise use the Current TW Technology, the TW Technology Related to TWIN Business, and TWIN Derivative Works for back-up, archival, maintenance, and technical support purposes;

                  (c) Make, have made (which terms shall include the acts of assembling and/or testing), use, sell, offer for sale, import, lease and otherwise dispose of products and services in the Territory; and

                  (d) Effective as of the Approval Date and only during the periods when the license granted in this Section 2.1 ("TW License") is exclusive, sublicense any of the foregoing rights in the Territory on a non-exclusive basis, provided that the other terms and conditions of any such sublicense are substantially similar to the terms and conditions of this Agreement, provided further that any such sublicense (or amendment or extension thereof) shall be subject to the prior written approval of TW, which approval shall not be unreasonably withheld, provided further that TWIN shall provide written notice to Licensors of the name and address of each sublicensee promptly upon entering any such sublicense, and provided further that such right to sublicense shall terminate immediately and automatically upon any conversion of the license grant in this Section 2.2 ("IN License") from exclusive to non-exclusive in accordance with the terms hereof. This right to sublicense shall not include the right of any sublicensee to grant further sublicenses.

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         The foregoing license shall become EXCLUSIVE (even as against TW), effective as of the Approval Date, subject to Section 2.4 ("Performance Criteria"), Section 7.3(b) ("Casco Agreement") and Section 8.3 ("Termination of Support Fees").

         2.2 IN LICENSE. Subject to all the terms and conditions of this Agreement and the Gannett Rights, IN hereby grants to TWIN a non-exclusive royalty-free, non-transferable license, under the IN Patents, for the life of such IN Patents (subject to termination under Section 16 ("Term and Termination")) in the Territory, to:

                  (a) Make, have made (which terms shall include the acts of assembling and/or testing), use, sell, offer for sale, lease or otherwise dispose of products and services embodying the inventions described in the IN Patents; and

                  (b) Effective as of the Approval Date and only during the periods when the license granted in this Section 2.2 ("IN License") is exclusive, sublicense any of the foregoing rights in the Territory on a non-exclusive basis, provided that the other terms and conditions of any such sublicense are substantially similar to the terms and conditions of this Agreement, provided further that TWIN shall provide written notice to Licensors of the name and address of each sublicensee promptly upon entering any such sublicense, provided further that any such sublicense (or amendment or extension thereof) shall be subject to the prior written approval of IN, which approval shall not be unreasonably withheld, and provided further that such right to sublicense shall terminate immediately and automatically upon any conversion of the license grant in this Section 2.2 ("IN License") from exclusive to non-exclusive in accordance with the terms hereof. This right to sublicense shall not include the right of any sublicensee to grant further sublicenses.

         The foregoing license shall become EXCLUSIVE (even as against IN), effective as of the Approval Date, subject to Section 2.4 ("Performance Criteria") and to the third-party rights and licenses under the IN Patents existing as of the Effective Date as set forth in EXHIBIT E. No other rights to the IN Patents or any other Proprietary Rights of IN are granted by IN.

         2.3 TERRITORIAL CONSIDERATIONS. The foregoing licenses in Section 2.1 ("TW License") and 2.2 ("IN License") include the following:

                  (a) The incidental use of TWIN products and services by Customers while outside of the Territory, but TWIN shall not promote such access;

                  (b) The incidental access to portions of TWIN products and services from outside the Territory via any and all telephonic, broadcast and electronic gateways and distribution channels, including without limitation telephone, television, Internet, satellite and other wireless broadcast, and cable networks, by third parties other than Customers by virtue of the accessibility of TWIN products and services through the Internet and wireless transmission media and methods, but TWIN shall not promote such access;

                  (c) The caching in the Territory of content, software, and other portions of the TW Technology and TWIN Derivative Works by Internet Service Providers and other third parties providing network and infrastructure services for electronic and other gateways and distribution channels; and

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                  (d) Other ancillary and limited uses of or access to the TW
Technology and TWIN Derivative Works by third parties other than Customers reasonably related to TWIN's implementation and delivery of TWIN products and services in the Territory.

         Notwithstanding the provisions of this Section 2.3 ("Territorial Considerations"), TWIN shall make its best commercial efforts to discourage third parties' and Customers' access to or use of TWIN's products and services outside the Territory and shall make reasonable efforts, if commercially feasible and practical, to prevent access to or use of TWIN's products and services outside the Territory.

         2.4 PERFORMANCE CRITERIA. The following provisions of Section 2.4 ("Performance Criteria") shall become effective on the Approval Date and shall remain in effect thereafter only for so long as the license granted in Section
2.1 ("TW License") and/or the license granted in Section 2.2 ("IN License") are exclusive:

                  In the event that TWIN does not meet any of the Performance Criteria in accordance with the schedule set forth in EXHIBIT C, each Licensor shall have the option, exercisable by delivering written notice ("Conversion Notice") simultaneously to TWIN and the other Licensor within sixty (60) days after the date such particular Performance Criteria was not met, to convert to NON-EXCLUSIVE all of its license grants to TWIN set forth in Sections 2.1, 2.2 and 2.3, as applicable, which conversion shall become effective thirty (30) days after receipt by both such Parties of the Conversion Notice and/or
                  (b) terminate its non-compete obligations set forth in Section
                  7.1 (a) ("Non-compete During Exclusivity"), effective thirty
                  (30) days after receipt by both such Parties of such written notice. Notwithstanding the foregoing, if a Licensor, whether through its representative(s) on the Board of Directors of TWIN and whether by acting or failing to act, unreasonably (i.e., without justification reasonable under the circumstances) prevents TWIN from meeting any (or all) of the Performance Criteria, such Licensor shall have no right under this Section 2.4 to convert its license grants hereunder to non-exclusive licenses or to terminate its non-compete obligations in Section 7.1(a) ("Non-compete During Exclusivity"). In the event of such "prevention" by a Licensor ("Preventing Licensor") the other Licensor ("Non-Preventing Licensor") shall have the option, exercisable by delivering written notice simultaneously to TWIN and the Preventing Licensor within sixty (60) days after the later of the date the Non-Preventing Licensor first becomes aware of such prevention or the date the Performance Criteria was not met, to: (a) convert to non-exclusive all of its license grants to TWIN set forth in Sections 2.1, 2.2 and 2.3, as applicable, which conversion shall become effective thirty (30) days after receipt by TWIN and the Preventing Party of such written notice, and/or (b) terminate its non-compete obligations set forth in Section 7.1 (a) ("Non-compete During Exclusivity"), effective thirty (30) days after receipt by both such Parties of such written notice; provided, however, that the

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                  Non-Preventing Licensor shall not have such right if the
                  Preventing Party cures such breach within thirty (30) days of receipt of such written notice such that the applicable Performance Criteria is met within such thirty (30) day cure period. Any such license conversion or termination of non-compete obligations by the Non-Preventing Party shall not modify, terminate or otherwise affect the exclusivity of the license grants by or the non-compete obligations of the Preventing Party, which shall remain unchanged.

         2.5 RESERVATION OF RIGHTS.

                  (a) TW RESERVATION OF RIGHTS. The Parties agree that TW shall have no obligation to license to TWIN, or provide support to TWIN for, TW Technology or TW's Proprietary Rights independently developed by TW after the Effective Date or coming into existence after the Effective Date which are entirely new and not Related to TWIN Business, but any such TW Technology and TW's Proprietary Rights shall nevertheless be offered to TWIN on a right of first refusal basis in accordance with Section 2.7 (i.e. only if TW wishes to make it available to any third party in the Territory).

                  (b) IN RESERVATION OF RIGHTS. The Parties agree that IN shall have no obligation to license any IN Technology or any of IN's Proprietary Rights (other than the IN Patents licensed hereunder), but any such IN Technology and IN's Proprietary Rights developed by IN or coming into existence after the Effective Date shall nevertheless be offered to TWIN on a right of first refusal basis in accordance with Section 2.7 (i.e. only if IN wishes to make it available to any third party in the Territory).

         2.6 DETERMINATION OF "RELATED TO TWIN BUSINESS." If TW intends or desires at any time to exclude any TW Technology or any of TW's Proprietary Rights, other than the Current TW Technology, from TW's license grants to TWIN hereunder, based on TW's good faith belief that such TW Technology and/or TW's Proprietary Rights are not Related to TWIN Business, TW shall notify IN and TWIN prior to licensing or otherwise making such TW Technology and/or TW's Proprietary Rights available to any third party, and at least five (5) business days prior to a meeting of the TWIN Board of Directors ("Board"), that TW wishes to present such TW Technology and anticipated applications thereof to the Board at such meeting. TW shall thereafter make such presentation to the Board, providing appropriately detailed information and responding to Board member questions, and the Licensors' respective representatives on the Board ("Licensor Directors"), if any, shall vote on whether the TW Technology and/or TW's Proprietary Rights are not Related to TWIN Business. For purposes of such presentation and vote, TW shall have the right to call a special meeting of the Board upon not less than ten (10) business days' notice. The effects of the vote shall be as follows:

                  (a) UNANIMOUS "NOT RELATED" VOTE. If the Licensor Directors AGREE UNANIMOUSLY that the TW Technology and/or TW's Proprietary Rights at issue is NOT Related to TWIN Business (so as not to be subject to TW's license and delivery obligations hereunder), then the TW Technology and/or TW's Proprietary Rights shall be deemed not Related to TWIN Business and, effective as of the date of the vote, such TW Technology and/or TW's Proprietary Rights shall not be incorporated into this Agreement as TW Technology Related to TWIN Business. Such unanimous vote of the Licensor Directors shall be binding on TW and TWIN.

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                  (b) OTHER VOTE. If the Licensor Directors vote in any other way than as set forth in the immediately preceding subsection (a), then the TW Technology and/or TW's Proprietary Rights shall be deemed Related to TWIN Business and, effective as of the date occurring ten (10) business days after the date of such vote, such TW Technology and/or TW's Proprietary Rights shall be incorporated into this Agreement as TW Technology Related to TWIN Business (and/or, as applicable, as TW's Proprietary Rights under which the licenses are granted in Section 2.1 ("TW License")).

                  (c) DISPUTE RESOLUTION. Notwithstanding the foregoing, if either Licensor believes any final vote, other than a unanimous vote pursuant to subsection (a) above where such Licensor was represented by a Licensor Director on the Board, was unreasonable, such Licensor may, by providing written notice thereof to the other Parties within ten (10) business days of such vote, invoke the dispute resolution procedure set forth in Section 16.5 ("Arbitration") and, until such time as such dispute resolution procedure determines the issue, the TW Technology and/or TW's Proprietary Rights at issue (a) shall not be deemed incorporated into this Agreement as TW Technology Related to TWIN Business and
(b) shall not be used, licensed, disposed of or otherwise exploited by any Person in the Territory (including without limitation by any of the Parties or any of their successors, Subsidiaries, affiliates or licensees).

                  (d) NON-REPRESENTATION DURING VOTE. If at any time a Licensor is not represented by a Licensor Director on the Board, such Licensor may invoke the dispute resolution procedure in accordance with Section 2.6 (c) ("Dispute Resolution") above if it believes any final vote was unreasonable. If neither Licensor has a Licensor Director on the Board, then the entire Board shall vote on whether any TW Technology and/or TW's Proprietary Rights is not Related to TWIN Business in place of the Licensor Directors in accordance with the procedures set forth in this Section 2.6, and, unless such vote is unanimous in accordance with Section 2.6 (a) ("Unanimous `Not Related' Vote"), either Licensor who believes such final vote was unreasonable may invoke the dispute resolution procedure in accordance with Section 2.6 (c) ("Dispute Resolution").

         2.7 TWIN RIGHT OF FIRST REFUSAL TO LICENSE OTHER TECHNOLOGY OF THE LICENSORS. If IN develops after the Effective Date any IN Technology that is Related to TWIN Business or TW develops after the Effective Date TW Technology that is not Related to TWIN Business, and such Licensor proposes to disclose, license or otherwise make such technology, and/or any associated Proprietary Rights, available to any third party in the Territory, then such Licensor shall promptly give written notice ("Notice") simultaneously to the other Parties, describing in reasonable detail such technology, its potential applications and the terms and conditions under which such Licensor is willing to license such technology and/or associated Proprietary Rights to TWIN. For a period of thirty
(30) days following TWIN's receipt of the Notice, TWIN shall have the right to accept, or (if Licensor is willing to negotiate) negotiate, finalize and accept, the terms and conditions offered. If TWIN does not deliver written notice of unconditional acceptance of the offered terms (or of the mutually agreed upon negotiated terms) to the relevant Licensor within such thirty (30) day period following its receipt of the Notice, then such Licensor shall have the right to license such technology to third parties in the Territory on terms and conditions no more favorable than those offered to TWIN.

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3.       TRADEMARK LICENSE.
         -----------------

         3.1 LICENSE GRANT. Subject to all the terms and conditions of this Agreement, TW hereby grants to TWIN a non-exclusive, non-transferable, royalty-free license to (i) utilize the Licensed Marks solely in connection with the marketing, promotion and supply of TWIN products and services incorporating any TW Technology Related to TWIN Business in the Territory and (ii) modify the Licensed Marks to include references to the United States or Canada (as applicable) and perform other Localizations of the Licensed Marks subject to TW's prior written consent (not to be unreasonably withheld), provided that the use of all such modified Licensed Marks shall be subject to the terms and conditions of this Agreement. The foregoing license shall become EXCLUSIVE (even as against TW) effective as of the Approval Date, subject to Section 2.4 ("Performance Criteria"), Section 8.3 ("Termination of Support Fees") and the right of TW to grant licenses to the Licensed Marks in conjunction with its license of Handset Technology to Casco Products International Inc. as permitted by Section 7.3 (b) ("Casco Agreement"). No other rights to use the Licensed Marks are granted by TW. TW shall have the right to terminate the license in any Licensed Mark that is, or that TW reasonably believes may become, the subject of an infringement claim.

         3.2 QUALITY STANDARDS. TW shall establish reasonable quality standards for the TWIN services and products provided under the Licensed Marks for the purpose of protecting the Licensed Marks as provided herein, and TWIN will comply with such standards. In addition, TWIN shall use best efforts to meet TW's quality standards generally applicable to its licensees. TWIN shall comply with such general quality standards as they may be amended from time to time by TW in its sole discretion, provided that any such amendment is generally applicable to TW's licensees offering similar services or products. TW will provide reasonable written notice of any such amendment to TWIN and TWIN may use previously complying materials until its stock runs out or for a period of six
(6) months after receipt of such notice, whichever is sooner.

         3.3 USE GUIDELINES. TWIN will display the notice of trademark status provided by TW with use of the Licensed Marks in each piece of advertising or printed materials in which such Licensed Mark appears. Any co-branding or private labeling shall be subject to TW's prior written approval (not to be unreasonably withheld). TWIN acknowledges TW's ownership of the Licensed Marks, and agrees that it will do nothing inconsistent with such ownership. All uses of the Licensed Marks by TWIN shall inure to the benefit of and be on behalf of TW. TW shall be solely responsible, at its own cost and expense, for filing trademark applications in the Territory of the Licensed Marks, and shall, promptly after the Effective Date, seek to register the trademark "Two Way TV" or such substitute or other marks as the Licensors may agree upon in the United States and Canada. After the Effective Date, TW shall apply to register such other Licensed Marks in the Territory as TWIN may reasonably request from time to time, which subsequent applications shall be at the cost and expense of TWIN if made during the period the license under Section 2.1 ("TW License") is exclusive. TWIN agrees to supply TW with specimens of TWIN's uses of the Licensed Marks upon request.

4.       DELIVERY OBLIGATIONS.
         --------------------

         4.1 TW DELIVERY.

                  (a) TW TECHNOLOGY DELIVERY. TW shall use its best efforts to provide the Current TW Technology (including, without limitation, all source code) in tangible form to TWIN as soon as reasonably practicable after the Effective Date. TW shall also, on an on-going basis (subject to Section 8.3), promptly upon the earlier of such item's availability, its distribution to any third party, or the earliest practicable time in its development but in any event no later than a beta version or, to the extent such item is used for internal purposes, when available in a commercially useful, deliverable form, provide to TWIN, in tangible form, all new TW Technology and TW's Proprietary Rights that are Related to the TWIN Business (including without limitation, all source code), and a reasonable number of samples of tangible embodiments based on or incorporating such TW Technology and/or TW's Proprietary Rights, such as circuits, hardware, semiconductor chips, devices, apparatus and tangible products such as set-top boxes, keyboards and handsets, and improvements, enhancements and upgrades to the TW Technology as well as know-how, in each case only if Related to TWIN Business. Any improvement, enhancement, upgrade or Derivative Work of or to Current TW Technology or TW Technology (including, without limitation, bug fixes, new features and new products) already determined to be Related to TWIN Business in accordance with the terms of this Agreement shall be automatically deemed to be Related to TWIN Business and shall not be subject to the provisions of Section 2.6 ("Determination of `Related to TWIN Business'"). As part of its delivery obligation under this Section 4.1, TW shall (subject to Section 8.3), on an ongoing basis, deliver to TWIN all relevant market and test data derived from the U.K. rollout (e.g., if available and relevant, test market data, churn rates, quality control numbers and reports, content changes and developments, customer satisfaction reports, advertising data and revenue data, set top box configurations, security codes and other platform designs and configurations) and any other non-U.S. markets exploited directly by TW or indirectly through its licensees and Subsidiaries, as permitted by relevant agreements with third parties or Subsidiaries, as appropriate. TW shall use its reasonable commercial efforts to include in any and all relevant future agreements with third parties and Subsidiaries provisions allowing TWIN access to and use of relevant market and test data derived from such market rollouts.

                  (b) SOURCE CODE. TWIN agrees that TWIN will not modify the source code of TW delivered in accordance with Section 4.1(a) ("TW Technology Delivery") (hereinafter "TW Source Code") except in accordance with the provisions of this Section 4.1(b) ("Source Code"). Except for urgent maintenance purposes as described below, prior to modifying any TW Source Code TWIN shall provide written notice of its proposed modification(s) to both Licensors and obtain Board (as defined in Section 2.6) approval for such modification(s). For purposes of obtaining the Board's prior approval of modifications to TW Source Code, TWIN may call a special meeting of the Board upon not less than ten (10) business days' prior notice to Licensors. At the Board meeting, TW shall make a presentation to the Board, explaining the likely impact of the proposed modification(s) on TW's support obligations and why it supports or, alternatively, does not support such modification(s). The Board shall then determine, by majority vote, whether TWIN may so modify the TW Source Code. The effects of the vote shall be as follows:

                           (i) if the Board determines not to permit such
modification of the TW Source Code as proposed, no such modification will be made to the TW Source Code by TWIN nor to the terms of this Agreement;

                           (ii) if the Board determines to permit such
modification of the TW Source Code, then TWIN may so modify the TW Source Code, provided however that (x) if TW did not support such modification(s), then TW shall have no obligation to provide technical support for the particular modified source code (or any module containing the modified source code) to the extent such modification(s) make it impractical to do so in the regular course of business or preclude TW from providing support on commercially reasonable terms; or (y) if TW did support such modification(s), then TWIN shall, when such modification is complete, deliver a copy of the modification(s) ("Source Code Derivative Work") to TW; TWIN shall grant to TW a non-exclusive, royalty-free, nontransferable (except that TW may assign this Source Code Derivative Work license in connection with a merger or sale of substantially all of its assets subject to IN's prior written consent, not to be unreasonably withheld) license, on an as-is basis, outside the Territory: (a) to internally use the source code version of the Source Code Derivative Work solely for back-up, archival, maintenance, and technical support purposes and (b) to reproduce, publicly perform, publicly display, modify, distribute and otherwise use the object code version of the Source Code Derivative Work, with a right to grant sublicenses only to the object code version of the Source Code Derivative Work; TW shall provide technical support to TWIN for such Source Code Derivative Work on the same terms as TW supports TW Technology Related to TWIN Business; and any modification(s) TW makes to such Source Code Derivative Work shall be deemed TW Technology Related to TWIN Business, subject to the license and delivery obligations of TW herein.

         Notwithstanding the foregoing, TWIN shall have the right to modify the TW Source Code without Board approval or notice to Licensors in the event TWIN in good faith believes such modification(s) are necessary for urgent maintenance purposes (e.g., to perform emergency fixes for a customer). In such event, TWIN shall notify TW of the modification(s) it made as soon as reasonably practicable thereafter, and, at the next regularly scheduled meeting of the Board, the Board will be notified of such modification(s) and will have the right to require TWIN to replace such urgent modification(s) with modification(s) that it determines are preferable. If the Board does require replacement of such modification(s), subsection (y) of Section 4.1(b)(ii) above (except for the condition that TW supported such modification(s)) shall apply to such replacement modification(s). If the Board does not require replacement of such modification(s), TW shall in good faith determine whether it is practical to provide technical support in the regular course of business for such modification(s), and, if not, whether to offer to provide support on other terms. TWIN shall have no obligation to deliver or license such Source Code Derivative Work to TW unless TW agrees to provide such technical support on the same terms as TW supports TW Technology Related to TWIN Business.

         4.2 IN DELIVERY. IN shall provide to TWIN access to any readily available historical market or test data Related to TWIN Business existing as of the Effective Date. IN shall deliver to TWIN, as soon as reasonably practicable after the Effective Date, a copy of each IN Patent, and records related to filings and approvals thereof. IN shall deliver to TWIN, as soon as reasonably practicable after the Approval Date, such documents and other information necessary, in IN's reasonable determination, to enable TWIN to perform its obligations, if any, under Sections 12.4 ("Enforcement in the Territory") and
7.2 ("NTN Transactions"), which documents and information shall be deemed the Confidential Information of IN except to the extent such information is excluded from the definition of Confidential Information pursuant to Section 11.1 ("Non-disclosure; Non-use").

5.       LICENSES FROM TWIN.
         ------------------

         5.1 RIGHT OF FIRST REFUSAL TO LICENSE TWIN TECHNOLOGY. At the written request of one or both Licensors to license certain TWIN Technology (and associated Proprietary Rights) outside the Territory, which request shall be sent simultaneously to the other Parties, TWIN shall license such TWIN Technology to the interested Licensor(s) for exploitation outside the Territory on such terms and conditions as are negotiated between TWIN and the interested Licensor(s) on an arm's length basis, in accordance with the provisions set forth below. The following provisions shall not apply to any Source Code Derivative Works licensed to TW in accordance with Section 4.1(b) ("Source Code"). In any country where only one Licensor already actively markets products or services, that Licensor shall have the right of first refusal to enter into an exclusive license in such country. If both Licensors actively market products or services in a particular country, each Licensor shall have the opportunity to enter into a (non-exclusive) license in that country on substantially the same terms and conditions as provided to the other Licensor (unless otherwise agreed by the Parties), but TWIN shall not make such TWIN Technology (or associated Proprietary Rights) available to any third party in that country. In a country where neither Licensor actively markets products or services, both Licensors are free to negotiate for an exclusive or non-exclusive license from TWIN for the TWIN Technology after receipt of the notice described in the first sentence of this Section 5.1. Prior to licensing the TWIN Technology (or TWIN Proprietary Rights) in a particular country to a third party, TWIN shall provide the Licensors with thirty (30) days' prior written notice of its intent to license such TWIN Technology and/or Proprietary Rights to a third party. If either Licensor delivers written notice to TWIN within such period stating that it desires to enter into a license with respect to such TWIN Technology and/or Proprietary Rights in such country ("Request to License"), TWIN shall negotiate exclusively and in good faith with such Licensor (or both Licensors, if both deliver such notice) for a period of sixty (60) days after such thirty (30) day notice period, and if no agreement is reached within such sixty (60) day period, TWIN shall have no further obligation to Licensors and may proceed to license to third parties, provided, however, that any such license to a third party shall be on no better terms to such third party than those that were last proposed by TWIN to the applicable Licensor(s) pursuant to the negotiations described in this sentence. If neither Licensor delivers a Request to License to TWIN within such thirty (30) day period, TWIN shall have no further obligation to Licensors and may proceed to license to third parties.

         5.2 NOTICE OF TWIN TECHNOLOGY. TWIN agrees that it will, within a reasonable time after the development thereof, inform Licensors of any significant TWIN Derivative Works, other than Localizations.

6.       SUPPORT AND TRAINING.
         --------------------

         6.1 TW SUPPORT. TW shall provide to TWIN initial transition services and on-going technical training and support services as described in more detail in EXHIBIT F (collectively, "Support") in connection with the TW Technology licensed to TWIN hereunder. Such Support shall be provided in accordance with a schedule to be mutually agreed upon by TWIN and TW. "Support" shall include TW's obligation to provide future TW Technology and associated Proprietary Rights to TWIN in accordance with Section 4.1 ("Technology Delivery"). TW shall have no obligation to provide technical support of any TWIN modifications to TW Source Code under this Section 6.1 ("TW Support"), except as provided in Section 4.1(b) ("Source Code"). IN shall have no training, maintenance or support obligations under this Agreement.

         6.2 OTHER SERVICES. From time to time, TWIN may request and TW shall, where reasonably possible, provide additional services other than those described in Section 6.1 ("TW Support") upon terms and conditions as agreed between TW and TWIN and negotiated on an arm's-length basis. If, in the future, TWIN intends to develop new software functionality based on any TW software licensed to TWIN hereunder, TWIN may notify TW of such intention and, if TW is already developing such functionality, TW will provide such functionality to TWIN at no charge as soon as available and if TW is not developing such functionality, TW and TWIN may enter into good faith negotiations on an arm's-length basis to enter into a development services and/or support agreement whereby TWIN would hire TW to develop such functionality for TWIN and/or provide technical support for such functionality. The Parties agree and acknowledge that TWIN shall have no obligation to hire TW for development projects or special support services.

         6.3 VISITS TO TWIN FACILITY. Each Licensor shall be permitted to have a limited number of engineers and technical personnel visit or temporarily work at TWIN's facilities at such Party's own cost (subject to Section 6.2 ("Other Services")) in order to assist TWIN and to enhance information exchange between TWIN and Licensors. The number of engineers and technical personnel, and length of their visits, shall be subject to TWIN's prior reasonable approval.

7.       OTHER LICENSOR OBLIGATIONS.
         --------------------------

         7.1 NON-COMPETE OBLIGATIONS.

                  (a) NON-COMPETE DURING EXCLUSIVITY. The following provisions of Section 7.1(a) ("Non-compete During Exclusivity") shall become effective on the Approval Date and shall remain in effect thereafter, with respect to a particular Licensor, only for so long as the license granted by such Licensor in
Section 2.1 ("TW License") or Section 2.2 ("IN License"), as applicable, is EXCLUSIVE, and subject to termination pursuant to Section 8.3 ("Termination of Exclusivity and Support Fees"):

                  Licensor agrees not to compete directly or indirectly (except as provided in Section 7.1(c) below) with TWIN in the Territory for so long as any of such Licensor's license grants to TWIN set forth in Section 2 ("Licenses to TWIN") remains in effect and has not been transferred or assigned by TWIN to any third party.

                  (b) NON-COMPETE DURING NON-EXCLUSIVITY. The following provisions of Section 7.1(b) ("Non-compete During Non-exclusivity") shall become effective on the Effective Date and shall remain in effect thereafter, with respect to a particular Licensor, only for so long as the license granted by such Licensor in Section 2.1 ("TW License") or Section 2.2 ("IN License"), as applicable, is NON-EXCLUSIVE (including without limitation, during such periods after the Approval Date when such Licensor's licenses have been converted from exclusive to non-exclusive in accordance with the terms herein):

                  Licensor agrees not to compete directly with TWIN in the Territory for so long as any of such Licensor's license grants to TWIN set forth in Section 2 ("Licenses to TWIN") remains in effect and has not been transferred or assigned by TWIN to any third party, but Licensor shall have the right to grant sublicenses to such Licensor's technology and Proprietary Rights to unaffiliated Persons in the Territory.

                  (c) IN RIGHT TO CONDUCT BUSINESS. Notwithstanding any provision herein or in any Associated Agreement to the contrary, IN shall, in any event, have the right to create or develop a business and engage in business activities within or outside the scope of the TWIN Business, provided that such business activities do not directly compete with the then-current primary business activities of TWIN. By way of example but not limitation, in any event, IN shall have the right to perform content production services for TWIN or for any third party in the Territory.

         7.2 NTN TRANSACTIONS.

                  (a) ASSIGNMENT OF NTN LICENSES. TW acknowledges that it has had an opportunity to review a copy of the Patent License Agreement between IN and NTN Communications, Inc. ("NTN") and the subsequent amendment thereto listed in EXHIBIT E ("NTN Licenses"), which agreements shall be deemed the Confidential Information of IN disclosed to TW for use only for the purposes set forth in this Section 7.2(a). TW shall have a period of sixty (60) days following the Effective Date to determine, and notify the other Parties in writing as to, whether it believes it is in the best interests of TWIN for IN to assign the NTN Licenses to TWIN. If TW provides such notice that such agreements should not be assigned to TWIN, then this Section 7.2 shall be deemed removed from this Agreement and shall have no further force and effect. Such election not to assign shall not modify or alter any other TW obligation in this Agreement, including without limitation those set forth in Section 7.3 ("Handset Technology"). In any other event, IN will, as soon as practicable following the Approval Date, assign to TWIN the NTN Licenses.

                  (b) MANAGEMENT OF LITIGATION. This Section 7.2 (b) shall take effect only if IN assigns the NTN Licenses to TWIN in accordance with Section 7.1(a). IN will assign to TWIN the right to manage the actual NTN-related litigation listed on EXHIBIT G as well as the right to enforce the IN Patents against NTN in the Territory in the future and to sue NTN for damages in the future. From the proceeds of any settlement, award or license resulting from the actual litigation listed on EXHIBIT G, TWIN will reimburse IN for any and all expenses incurred by IN in connection with such litigation, licenses and associated settlement efforts, whether incurred prior to or after the date TWIN took over management of such litigation and including all such expenses incurred by IN in cooperating with TWIN in such litigation, settlement and licensing. If required by applicable law, IN agrees to be joined as a party (whether as plaintiff or as defendant) in any future patent infringement litigation proceedings (in which TWIN is a party) arising out of or in connection with any of the IN Patents instituted by or against NTN. The final outcome of such litigation and/or settlement as it pertains to the IN Patents in the Territory will be binding on TWIN and IN and the benefit of any license including future royalties (except for the use of proceeds from the license to reimburse IN for its associated expenses, as described above) will accrue to TWIN. Any and all recoverable damages, costs, awards, judgments, or settlement funds derived from existing litigation for past acts by NTN will go directly to IN. Notwithstanding the foregoing, any settlement terms with NTN must be approved in writing by IN. TWIN agrees to execute such documents as necessary to effect the foregoing arrangement with IN's counsel in Canada currently handling the litigation listed on EXHIBIT G.

7.3      HANDSET TECHNOLOGY.
         ------------------

                  (a) LICENSE GRANT TO TW LICENSEES. TWIN understands that handset manufacturers outside the Territory may wish to obtain licenses to the Handset Technology from TW pursuant to which they can exploit the Handset Technology in multiple jurisdictions. If, following the Approval Date, any such potential TW licensee desires to exploit the Handset Technology in the Territory or any part thereof and TWIN receives written notice of such desire, TWIN agrees to enter into good faith negotiations with TW or such licensee, as appropriate, to enter into a licensing arrangement whereby TWIN would grant a non-exclusive license to exploit the Handset Technology in the Territory directly to such third party or license such right to TW for further sublicensing to such third party, in either case on terms and conditions mutually agreeable to TWIN and the party with whom TWIN is contracting. Notwithstanding the foregoing, if, following the Approval Date, TWIN is already exploiting (or has documented plans to exploit within nine (9) months) the Handset Technology in the same market segment at the time of receipt of the notice or is already under contract with a direct competitor of the third party in the Territory with respect to the Handset Technology, TWIN shall have no obligation to negotiate with or license the Handset Technology to any such third party. Promptly after the later of (i) execution by TW of any agreement which grants any rights or licenses to the Handset Technology in the Territory and (ii) the Approval Date, TW shall assign to TWIN all of TW's revenues under such agreement(s) which are derived from the Territory (including, without limitation, sales of units in and to the Territory and all sublicense income with respect to the Territory) and all of TW's licenses and rights thereunder which may be exercised in or with respect to the Territory.

                  (b) CASCO AGREEMENT. The Parties acknowledge that, as of the Effective Date, TW is in negotiations to conclude an agreement with Casco Products International Inc. ("Casco") whereby Casco would license certain Handset Technology for use in the Territory. TW agrees to keep IN informed of the progress of negotiations, introduce IN to Casco, permit IN to review the license agreement prior to execution and to otherwise work with IN to finalize the license agreement. Promptly after the later of (i) execution of such agreement by TW and Casco and (ii) the Approval Date, TW shall assign to TWIN all of TW's revenues thereunder (including without limitation those accrued prior to the Approval Date) which are derived from the Territory (including, without limitation, sales of units in and to the Territory and all sublicense income with respect to the Territory) and all of TW's licenses and rights thereunder which may be exercised in or with respect to the Territory.

                  (c) EXPLOITATION IN TERRITORY. TWIN will undertake to exploit the Handset Technology in the Territory under its licenses to TW Technology Related to TWIN Business hereunder. If TWIN is not exploiting the Handset Technology under its licenses to TW Technology Related to TWIN Business hereunder in any particular market within the Territory, TW notifies TWIN in writing ("Handset Notice") that TW desires to exploit the Handset Technology in such market, and TWIN does not notify TW in writing within sixty (60) days of TWIN's receipt of the Handset Notice that TWIN has documented plans to exploit such market within nine (9) months of receipt of the Handset Notice, then TWIN shall thereafter grant to TW a non-exclusive license to exploit the Handset Technology in such specific market, provided that TWIN shall also retain the non-exclusive right to exploit the Handset Technology in such market under
Section 2.1 ("TW License").

         7.4 COOPERATION DURING INITIAL NON-EXCLUSIVITY. During the period between the Effective Date and the Approval Date, each Licensor agrees (i) to consult with each another and with TWIN with respect to any licenses or other rights such Licensor may consider granting or may actually grant in the Territory, (ii) to disclose to any such potential licensee that such license might be assigned to TWIN, (iii) to include in any such license appropriate provisions permitting such assignment and (iv) to assign any and all such licenses (including without limitation revenues accrued thereunder prior to the Approval Date other than payments for services actually provided prior to the Approval Date) to TWIN as soon as practicable following the Approval Date.

8.       PAYMENTS.
         --------

         8.1 ROYALTIES. The licenses set forth in Sections 2 ("Licenses to TWIN") and 3 ("Trademark License") shall be royalty-free.

         8.2 SUPPORT FEES. In consideration of the Support services provided under Section 6.1 ("TW Support"), TWIN agrees to pay to TW fees ("Support Fees") of four percent (4%) of its Gross Revenues received prior to the fifth (5th) anniversary of the Effective Date, and three percent (3%) of its Gross Revenues received thereafter.

         8.3 TERMINATION OF EXCLUSIVITY AND SUPPORT FEES. At any time, subject to IN's prior written approval, TWIN may elect to terminate the Support obligations of TW under Section 6.1 ("TW Support") and any remaining obligations under Section 4.1 ("TW Delivery") that were not required to be performed as of the date of that termination along with TWIN's accompanying Support Fees payment obligation, provided that (i) TWIN provides to Licensors sixty (60) days' advance written notice of its intent to terminate; and (ii) TWIN pays to TW all Support Fees owed through the date of such election. From such date of election,
(a) TW shall have no further obligations under Section 6.1 or Section 4.1, (b) TWIN's license to the TW Technology under Section 2.1 ("TW License") and to the Licensed Marks under Section 3 ("Trademark License") shall automatically convert to non-exclusive, and (c) TW shall be released from its non-compete obligations in Section 7.1(a) ("Non-compete During Exclusivity").

         8.4 PAYMENT AND REPORTS. All Support Fees payable under Section 8.2 ("Support Fees") shall be payable quarterly within sixty (60) days after the end of each quarter of TWIN's fiscal year. On or before the date of such payment TWIN shall send to IN and TW a report describing the basis for its payment calculation. Notwithstanding the foregoing, in recognition of the need for TWIN to attract funding from third parties, TWIN shall have the right to delay payment of Support Fees to TW hereunder until the end of the quarter during which cumulative Gross Revenues exceeds Ten Million U.S. Dollars (US$10 million).

         8.5 DIRECT EXPENSE REIMBURSEMENT. TWIN shall reimburse TW for all reasonable actual incremental direct costs incurred by TW in providing the initial transition services under Section 6.1 ("Support"), including the fees paid to third-party consultants, and out-of-pocket costs of travel and accommodations for such consultants and TW personnel sent to the United States incurred in connection with providing the transition services, but not including salaries of any TW personnel, up to a maximum amount of US$150,000, which amount may be increased by mutual agreement of Licensors. TWIN shall pay such costs to TW within thirty (30) days of receipt of the invoice therefor issued by TW, provided, however, that TWIN may deduct any such amounts paid for costs from any future Support Fees payable to TW pursuant to Section 8.2 ("Support Fees").

         8.6 CURRENCY. All payments made hereunder shall be free and clear of all deductions, withholding taxes or other charges, except as provided in
Section 9, and shall be made by TWIN in U.S. dollars by wire transfer to a bank account(s) designated by TW, unless otherwise mutually agreed upon. Any currency conversion required in connection with payment to TW shall be at the rate received by TWIN at the time of such payment from the bank it utilizes to make such payment.

         8.7 AUDIT. TW shall have the right, at its own expense, upon reasonable notice and at reasonable times, but not more than once each fiscal year, to inspect, through an independent auditor or another person reasonably acceptable to TWIN, TWIN's records for the purpose of verifying the accuracy of TWIN's calculations of fees payable hereunder. Should TWIN's calculations be more than five percent (5%) less than such auditor's or other person's calculations, TWIN shall be responsible for the reasonable expenses of such audit. TWIN shall keep records showing the TWIN products, services and technology sold, licensed or otherwise disposed of in connection with the licenses granted herein and the calculation of Gross Revenues in sufficient detail to enable the fees payable to TW to be determined. Such records shall be maintained for a period of at least three (3) years after the date when payment is due by TWIN.

         8.8 THIRD-PARTY LICENSE FEES. In the event IN or TW, as the case may be, is required to pay a fee to a third party pursuant to any license agreement or amendment to an existing license agreement for sublicensing such third party's intellectual property rights to TWIN, TWIN shall be responsible for such fee to the extent such fee is a separate royalty on sales or other use by TWIN. Where such fee is part of a general lump sum payment, the sublicensing Licensor and TWIN shall agree upon a mutually acceptable allocation of such payment.

9.       TAXATION.
         --------

         9.1 WITHHOLDING TAX. If required by Applicable Law, TWIN may withhold income tax from any payment to TW. In the case of such withholding, TWIN shall,
(i) without delay, pay the withheld tax to the appropriate tax office and furnish TW with appropriate evidence of the tax payment and (ii) increase the amount payable by TWIN to TW hereunder to such amount which, after making all required withholdings or deductions of withholding taxes therefrom, will equal the amount payable hereunder had no such withholdings or deductions been required. TWIN shall indicate on each statement the amount of payment thereunder which represents TWIN's gross-up to cover required withholding taxes, if any. Should TW be able, within the maximum period allowable by law, to utilize as a tax credit an amount which has been paid by TWIN for such withholding taxes, TW will notify TWIN of the amount which it is able to utilize as a tax credit and TWIN may deduct such amount from any future payments owed to TW.

         9.2 OTHER TAXES. TWIN shall bear all sales, use and other governmental taxes or transaction charges imposed in any jurisdiction which arise in connection with the delivery to or use by TWIN of TW Technology or IN Patents, or the manufacture or sale of TWIN products, services and technology by TWIN hereunder. The Parties will make reasonable commercial efforts to cooperate as necessary to take advantage of such double taxation treaties as may be available and to minimize the amount of taxes owed by either Party in connection with this Agreement.

10.      INTELLECTUAL PROPERTY RIGHTS.
         ----------------------------

         10.1 TWIN RIGHTS. TWIN shall own all right, title and interest in and to the TWIN Technology and TWIN Derivative Works (subject to Licensors' respective ownership interests in IN's Proprietary Rights, IN Technology, TW's Proprietary Rights, TW Technology and Licensed Marks incorporated therein). TWIN shall have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its Proprietary Rights with respect to the TWIN Technology and TWIN Derivative Works. Licensors agree to cooperate with TWIN to aid in any application for registration and protection of such TWIN Derivative Works, and all Proprietary Rights therein, at TWIN's expense. As between Licensors and TWIN, except for the express licenses granted herein, Licensors and their respective licensors shall retain and own all right, title and interest in and to the TW Technology, IN Patents, IN Technology, and all Proprietary Rights thereto.

         10.2 TW RIGHTS. As among the Parties, except for and to the extent of the express licenses granted herein, TW and its licensors shall retain and own all right, title and interest in and to the Current TW Technology, TW Technology Related to the TWIN Business, the Licensed Marks, and all Proprietary Rights thereto.

         10.3 IN RIGHTS. As among the Parties, except for and to the extent of the express licenses granted herein, IN and its licensors shall retain and own all right, title and interest in and to the IN Patents and all Proprietary Rights thereto.

11.      CONFIDENTIALITY.
         ---------------

         11.1 NON-DISCLOSURE; NON-USE. Except as expressly authorized among the Parties, (including, without limitation, the exercise of the rights granted to a Party under this Agreement), each Party agrees not to disclose, use or permit the disclosure or use by others of any other Party's Confidential Information, unless and to the extent such Confidential Information (i) becomes a matter of public knowledge through no action or inaction of the Party receiving the Confidential Information, (ii) was in the receiving Party's possession under no duty of confidentiality before receipt from the Party providing such Confidential Information, (iii) is rightfully received by the receiving Party from a third party without any duty of confidentiality, (iv) is disclosed to a third party by the Party providing the Confidential Information without a duty of confidentiality on the third party, (v) is disclosed with the prior written approval of the Party providing such Confidential Information, or (vi) is independently developed by employees, agents or subcontractors of the receiving Party who had no access to and without any use of the other Party's Confidential Information. Information shall not be deemed to be available to the general public for the purpose of exclusion (ii) above with respect to each Party (x) merely because it is embraced by more general information in the prior possession of recipient or others, or (y) merely because it is expressed in public literature in general terms not specifically in accordance with the Confidential Information.

         11.2 CARE OF CONFIDENTIAL INFORMATION. In furtherance, and not in limitation of the foregoing Section 11.1, each Party agrees to do the following with respect to any such other Party's Confidential Information: (i) exercise the same degree of care to safeguard the confidentiality of, and prevent the unauthorized use of, such information as that Party exercises to safeguard the confidentiality of its own similar information, (ii) restrict disclosure of such information to those of its employees, agents and sublicensees who have a "need to know", and (iii) instruct and require such employees, agents and sublicensees to maintain the confidentiality of such information and not to use such information except as expressly permitted herein. Each Party further agrees not to remove or destroy any proprietary or confidential legends or markings placed upon any documentation or other materials of any other Party.

         11.3 TERMS OF AGREEMENT. The foregoing confidentiality obligations shall also apply to the terms and conditions of this Agreement and the Associated Agreements.

         11.4 REQUIRED DISCLOSURE. The obligations under this Section 11 shall not prevent the Parties from disclosing the Confidential Information or the terms of this Agreement to its legal and financial advisors or potential investors, in each case subject to confidentiality provisions no less restrictive than those contained herein, or to any government agency, regulatory body or stock exchange authorities as required by law (provided that the Party intending to make such disclosure in such circumstances has given prompt notice to the Party providing such Confidential Information prior to making such disclosure so that such Party may seek a protective order or other appropriate remedy prior to such disclosure and cooperates fully with such other Party in seeking such order or remedy) or as required to fulfill government filing or regulatory body or stock exchange requirements.

         11.5 TERM OF CONFIDENTIALITY. The obligations under this Section 11 shall apply with respect to any Confidential Information for a period of ten
(10) years from the date of disclosure of such Confidential Information to the receiving Party, unless, with respect to any particular Confidential Information, the providing Party in good faith notifies the receiving Party that a longer period shall apply, in which case the obligations under this Section 11 with respect to such Confidential Information shall apply for such longer period. Notwithstanding the foregoing, the obligations under this Section 11 with respect to the source code of any Party and any information that constitutes a Trade Secret will continue until the source code or information no longer constitutes a Trade Secret.

         11.6 INJUNCTIVE RELIEF. Notwithstanding Section 16.5 ("Arbitration"), the Parties agree that any material breach of Sections 2 ("License to TWIN"),
7.1 ("Non-compete Obligations") and 11 ("Confidentiality") of this Agreement may cause irreparable injury for which no adequate remedy at law exists; therefore, the parties agree that equitable remedies, including without limitation injunctive relief and specific performance, are appropriate remedies to redress any such breach or threatened breach of this Agreement, in addition to other remedies available to the Parties. If any legal action is brought under this
Section 11.6 ("Injunctive Relief"), the prevailing Party shall be entitled to receive its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive. Each Party expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Party seeking relief.

12.      INDEMNIFICATION.
         ---------------

         12.1 TW OBLIGATION. TW shall defend, indemnify and hold harmless TWIN, IN and their officers, shareholders, and employees from and against all costs, expenses and losses (including reasonable attorneys' fees and costs) (i) incurred through claims of any third parties against TWIN or IN based on a breach by TW of any representation and warranty made in this Agreement and (ii) arising out of any court ruling, arbitral ruling, judgment, or settlement arising out of any claim that any TW Technology licensed to TWIN hereunder or its use as permitted hereunder infringes or misappropriates any copyright, trade secret, U.S. or Canadian nationally registered trademarks or other Proprietary Rights (other than Patents) of any third party. TW shall have no obligation to indemnify, hold harmless or defend, and shall have no liability for, any claim of infringement or misappropriation to the extent any such claim is based on modification of the TW Technology other than by or for TW where, absent such modification, no valid claim would exist. If a final injunction against TWIN's use of any of the TW Technology results from a claim of infringement or misappropriation (or, if TW reasonably believes such a claim is likely), TW shall, at its sole expense and option, obtain for TWIN the right to continue using the subject TW Technology or replace or modify it so it becomes noninfringing but functionally equivalent; if TWIN continues to use the infringing TW Technology after receipt of such replacement or modification, TW shall have no indemnification obligation for such further use.

         12.2 IN OBLIGATION. IN shall defend, indemnify and hold harmless TWIN and TW and their officers, shareholders, and employees from and against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against TWIN based on a breach by IN of any representation and warranty made in this Agreement.

         12.3 CONDITION TO OBLIGATIONS. The indemnification obligations herein are contingent upon (i) the indemnified Party giving prompt written notice to the indemnifying Party(s) of any such claim, (ii) the indemnified Party allowing the indemnifying Party(s) to control the defense and settlement of any such claim, and (iii) the indemnified Party fully assisting, at the indemnifying Party's (or Parties') expense, in the defense; provided, however, that without relieving the indemnifying Party(s) of its (or their) obligations hereunder or impairing the indemnifying Party's(s') right to control the defense or settlement thereof, the indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses of such counsel shall be at the expense of the indemnified Party unless (a) the employment of counsel by the indemnified Party has been authorized in writing by the indemnifying Party(s), (b) the indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the indemnified Party and the indemnifying Party(s) in the conduct of the defense of such claim (in which case such conflicted indemnifying Party(s) shall not have the right to control the defense or settlement of such claim on behalf of the indemnified Party) or (c) the indemnifying Party(s) shall not have employed counsel to assume the defense of such claim within a reasonable time after notice of the commencement thereof. In each of such cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying Party(s).

         12.4 ENFORCEMENT IN THE TERRITORY. The following provisions of this
Section 12.4 ("Enforcement in the Territory") shall become effective on the Approval Date and shall remain in effect thereafter, with respect to a particular Licensor and its Proprietary Rights licensed hereunder, only for so long as the license granted by such Licensor in Section 2.1 ("TW License") or
Section 2.2 ("IN License"), as applicable, is exclusive:

                  The Parties agree that, commencing as of the Approval Date, TWIN shall be responsible for, and shall bear all costs of (including without limitation attorneys' fees), policing, protecting and enforcing in the Territory all Proprietary Rights of the Licensors (whether existing as of the Approval Date or coming into existence thereafter) which are exclusively licensed to TWIN hereunder, but such obligation shall continue for each Proprietary Right only for so long as such Proprietary Right remains subject to an exclusive license grant hereunder. TWIN agrees to make its best efforts to fulfill this obligation. If TWIN fails, for any reason, to fulfill this obligation adequately, in the good faith judgment of the Licensor owner of the affected Proprietary Right, such Licensor shall have the right to, upon fifteen (15) days' prior written notice to TWIN, take whatever action it deems appropriate and TWIN will fully cooperate therewith; provided, however, that if TWIN fulfills this obligation during such 15-day period, then such Licensor shall not have such right.

                  In the event a Licensor exercises such right in accordance with this Section 12.4, such Licensor shall bear all expenses of such action and receive all benefits (which may include money damages and cross-licenses) that may result therefrom. Notwithstanding the foregoing, TWIN shall not take any formal legal action on account of any suspected or actual infringement or in response to any claim challenging any Proprietary Right of a Licensor without the prior written consent of the relevant Licensor, which consent shall not be unreasonably withheld.

         12.5 NOTICE OF THIRD PARTY INFRINGEMENT. If any Party becomes aware of any product, service or activity of any third party that involves actual or suspected infringement or violation of any Licensor Proprietary Rights in the Territory, whether or not subject to an exclusive license grant hereunder, such Party shall promptly notify the other Parties in writing of such infringement or violation. TWIN shall keep the other Parties apprised of any action TWIN takes in accordance with Section 12.4 ("Enforcement in the Territory").

13.      WARRANTIES.
         ----------

         13.1 REPRESENTATIONS AND WARRANTIES OF TW. TW represents, warrants and agrees that (unless otherwise expressly stated):

                           (i) as of the Effective Date, it is a corporation
duly organized, validly existing and in good standing under the laws of England and Wales, it has the corporate power and is authorized under its memorandum and articles of association to carry on its business as now conducted, and it is qualified to transact business and is in good standing in England and Wales;

                           (ii) as of the Effective Date, it has performed all
corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement is valid, binding and enforceable against it (subject to applicable principles of equity and bankruptcy and insolvency laws);

                           (iii) as of the Effective Date, it has and shall
maintain the power and authority and all material governmental licenses, authorizations, consents and approvals to be obtained within England to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Agreement (but only to the extent that failure to do so would have a material adverse effect on the TWIN Business; but the foregoing does not include any representation regarding the operation of TWIN, as to which TW makes no representation);

                           (iv) as of the Effective Date, there are no (A)
non-governmental third parties or (B) governmental or regulatory entities in England and Wales or the United States who are entitled to any notice of the transaction, licenses and services contemplated hereunder or whose consent is required to be obtained by TW for the consummation of the transaction contemplated hereunder;

                           (v) it and its licensors are the sole and rightful
owners of all right, title and interest in and to the TW Technology and the Licensed Marks and all related Proprietary Rights therein and, other than the necessary third-party consents set forth in EXHIBIT D which relate to immaterial portions of the TW Technology, it has the unrestricted right to market, license and exploit the TW Technology and the Licensed Marks, including the right to grant the licenses granted to TWIN hereunder;

                           (vi) the TW Technology as delivered does not infringe
or misappropriate any third-party Copyright or Trade Secret rights;

                           (vii) as of the Effective Date, to the best of its
knowledge, (a) no claims have been made in respect of the TW Technology or Licensed Marks and no demands of any third party have been made pertaining to them, and (b) no proceedings have been instituted or are pending or threatened that challenge the rights of TW in respect thereof;

                           (viii) all software, firmware and systems containing
software or firmware licensed to TWIN hereunder (collectively, "Software Systems") shall accurately and automatically handle and process all dates (including without limitation all leap years), date values, and date-related data, including, without limitation, interpreting, calculating, comparing and sequencing and prior to, during, and after January 1, 2000; and

                           (ix) all Software Systems shall substantially conform
to the applicable user's manual, if any, specifications, and documentation delivered to TWIN in connection with each such Software System; and

                           (x) upon the request of TWIN, following the Effective
Date TW will commence to deliver, and by completion of the initial transition services will complete delivery of, all of the Current TW Technology.

         13.2 REPRESENTATIONS AND WARRANTIES OF IN. IN represents, warrants and agrees that (unless otherwise expressly stated):

                           (i) as of the Effective Date, it is a corporation
duly organized and validly existing under the laws of California, it has the corporate power and is authorized under its Certificate of Incorporation and its Bylaws to carry on its business as now conducted, and it is qualified to transact business and is in good standing in California;

                           (ii) as of the Effective Date, it has performed all
corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement is valid, binding and enforceable against it (subject to applicable principles of equity and bankruptcy and insolvency laws);

                           (iii) as of the Effective Date, it has and shall
maintain the power and authority and all material governmental licenses, authorizations, consents and approvals to be obtained within the United States to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Agreement (but only to the extent that failure to do so would have a material adverse effect on the TWIN Business; but the foregoing does not include any representation regarding the operation of TWIN, as to which IN makes no representation;

                           (iv) as of the Effective Date, there are no (A)
non-governmental third parties or (B) governmental or regulatory entities in the United States who are entitled to any notice of the transaction, licenses and services contemplated hereunder or whose consent is required to be obtained by IN for the consummation of the transaction contemplated hereunder;

                           (v) to the best of its knowledge after due inquiry,
other than the third-party licenses set forth in EXHIBIT E and the rights granted therein, it and its licensors are the sole and rightful owners of all right, title and interest in and to the IN Patents and it has the unrestricted right to license the IN Patents, including the right to grant the licenses granted to TWIN hereunder, provided, however, that the knowledge qualifier modifying this representation shall be deemed deleted from this representation during any period when the license granted by IN in Section 2.2 ("IN License") is exclusive;

                           (vi) as of the Effective Date, to the best of its
knowledge, other than claims asserted respectively by NTN Communications, Inc. and David B. Lockton in connection with the litigation listed in EXHIBIT G, (a) no unresolved claims have been made in respect of the IN Patents and no demands of any third party have been made pertaining to them, and (b) no proceedings have been instituted or are pending or threatened that challenge the rights of IN in respect thereof; and

                           (vii) as of the Effective Date, the list of patents
and patent applications in EXHIBIT A comprise all of IN's patents issued in the Territory prior to the Effective Date and all of IN's patent applications filed in the Territory prior to the Effective Date.

         13.3 REPRESENTATIONS AND WARRANTIES OF TWIN. TWIN represents, warrants and agrees that:

                           (i) it is a corporation duly organized and validly
existing under the laws of the jurisdiction of its incorporation and it has the corporate power and is authorized under its charter and organizational documents to carry on its business as now conducted; and

                           (ii) it has performed all corporate actions and
received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement is valid, binding and enforceable against it (subject to applicable principles of equity and bankruptcy and insolvency laws).

         13.4 NO WARRANTY OF VALIDITY. Nothing in this Agreement shall be construed as (a) a warranty or representation by IN or TW as to the validity of any IN Patent or any of TW's Patents, respectively, or (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license to the IN Patents or TW's Patents is or will be free from infringement of patents of third parties.

         13.5 SOLE REMEDY. In the event of any breach by IN of Section 13.2(v), the other Parties shall, as their sole and exclusive remedy for such breach, have the right to seek monetary damages if the breach is material. For purposes of this provision, "material" shall mean the breach directly caused actual monetary losses (not including attorneys' fees) to a Party of Five Hundred Thousand U.S. Dollars (US$500,000) or more. If IN and/or a Party claiming monetary damages under this provision disagree as to the amount of damages or whether a breach is material, such disagreement shall be resolved in accordance with the provisions of Section 16.5 ("Arbitration"). For the sake of clarity, no Party shall have the right to terminate this Agreement, terminate any license(s) hereunder, or seek any other remedy for breach of Section 13.2(v) other than the sole and exclusive remedy set forth in this Section 13.5 ("Sole Remedy").

14.      DISCLAIMER; LIMITATION OF LIABILITY.
         -----------------------------------

         14.1 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NONE OF THE PARTIES HERETO MAKES ANY WARRANTIES, WHETHER EXPRESS OR OTHERWISE, CONCERNING ANY PROPRIETARY RIGHTS, TW TECHNOLOGY, IN TECHNOLOGY, IN PATENTS, TWIN TECHNOLOGY, TWIN DERIVATIVE WORKS, TRADEMARKS, PRODUCTS, PROCESSES, DESIGNS, DOCUMENTS OR INFORMATION LICENSED OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF FREEDOM FROM ERRORS OR DEFECTS.

         14.2 NO CONSEQUENTIAL DAMAGES. NONE OF THE PARTIES HERETO SHALL BE RESPONSIBLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY PROPRIETARY RIGHTS, TW TECHNOLOGY, IN TECHNOLOGY, IN PATENTS, TWIN TECHNOLOGY, TWIN DERIVATIVE WORKS, TRADEMARKS, PRODUCTS, PROCESSES, DESIGNS, DOCUMENTS OR INFORMATION LICENSED OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT.

         14.3 LIMITATION ON LIABILITY. IN NO EVENT WILL ANY PARTY'S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNT OF FIVE MILLION U.S. DOLLARS (US$5,000,000), EXCEPT FOR LIABILITY (EXCLUDING LIABILITY FOR PATENT INFRINGEMENT CLAIMS) ARISING OUT OF OR RELATED TO SECTION 12.1 (i) (SOLELY WITH RESPECT TO CLAIMS BASED ON A BREACH OF SECTION 13.1(v) AND/OR (vi)) OR SECTION 12.1 (ii) WHICH SHALL IN NO EVENT EXCEED THE AMOUNT OF TEN MILLION U.S. DOLLARS (US$10,000,000). Each Party acknowledges that its willingness to grant such rights as it grants to any the other Party hereunder is expressly conditioned on its ability to disclaim and exclude such warranties and to limit its liabilities as set forth above.

15.      TERM AND TERMINATION.
         --------------------

         15.1 TERM. This Agreement shall become effective as of the Effective Date and continue in effect, unless and until terminated in accordance with the provisions hereof.

         15.2 TERMINATION OF LICENSES ON MATERIAL BREACH BY TWIN. Either Licensor may terminate its licenses granted to TWIN hereunder, upon written notice to the other Parties, if TWIN materially breaches Section 2.1 ("TW License") (only in the case of TW), 2.2 ("IN License") (only in the case of IN), 3 ("Trademark License") (only in the case of TW), 5 ("Licenses from TWIN"), 8.2 ("Support Fees"), 8.5 ("Direct Expense Reimbursement") or 11 ("Confidentiality") of this Agreement and (i) fails to cure such breach within thirty (30) days of written notice to the other Parties describing the breach in reasonable detail, or (ii) fails to make reasonably diligent efforts to begin to cure any such breach if a cure cannot be accomplished within thirty (30) days. Such affected Licensor may terminate its licenses and rights granted to TWIN immediately upon written notice to the other Parties, if such material breach is not capable of cure. If either Licensor terminates its license grants under this Section 15.2,
(x) the Agreement shall be deemed terminated with respect to such Licensor and all rights and obligations of such Licensor hereunder shall be terminated simultaneously (except as provided in Section 15.6) and (y) the other Licensor shall also have the right to terminate its licenses and rights granted to TWIN effective upon delivery of written notice thereof to the other Parties within sixty (60) days of the affected Licensor's notice of termination, and the effect of such other Licensor's termination of its licenses shall be as set forth in the immediately preceding subsection (x).

         15.3 TERMINATION ON MATERIAL BREACH OF A LICENSOR. If either Licensor ("Defaulting Licensor") materially breaches any material provision of this Agreement (excluding Section 13.2(v)) and (i) fails to cure such breach within thirty (30) days of written notice describing the breach in reasonable detail ("Default Notice"), or (ii) fails to make reasonably diligent efforts to begin to cure any such breach if a cure cannot be accomplished within thirty (30) days and to cure such breach within ninety (90) days of the Default Notice, then

                  (a) TWIN shall have the right to: (i) commence the dispute resolution procedures set forth in Section 16.5 ("Arbitration") and/or seek remedies under Section 11.6 ("Injunctive Relief"), as applicable; and/or (ii) terminate the Defaulting Licensor's licenses by delivering written notice thereof to the Licensors; and/or (iii) purchase (or permit its designee to purchase) the Defaulting Licensor's equity interest in TWIN at its fair market value (taking into consideration the effect of the breach) less a discount of twenty-five percent (25%) by delivering written notice to the other Parties of such election within thirty (30) days of such failure to cure and otherwise in accordance with the procedures and provisions of Section 2.5 (but for such purposes TWIN shall be deemed to be the purchasing stockholder) of the Stockholders Agreement; and

                  (b) The other non-defaulting Licensor shall have the right to:
(i) if TWIN elected to terminate the Defaulting Licensor's licenses pursuant to
Section 15.3 (a)(ii), convert its own licenses from exclusive to non-exclusive; and/or (ii) if TWIN did not elect to purchase the Defaulting Licensor's equity interest pursuant to Section 15.3 (a)(iii), purchase (or permit its designee to purchase) the Defaulting Licensor's equity interest in TWIN at its fair market value (taking into consideration the effect of the breach) less a discount of twenty-five percent (25%) by delivering written notice to the other Parties of such election within thirty (30) days of such failure to cure and otherwise in accordance with the procedures and provisions of Section 2.5 (a) of the Stockholders Agreement.

         15.4 TERMINATION OF LICENSES ON CESSATION OF TWIN BUSINESS OPERATIONS. Upon any of the following events:

                  (a) the filing by TWIN of a petition in bankruptcy;

                  (b) any adjudication that TWIN is bankrupt or insolvent;

                  (c) the filing by TWIN of any legal action or document seeking reorganization, readjustment or arrangement of TWIN's business under any law relating to bankruptcy or insolvency;

                  (d) the appointment of a receiver or bankruptcy trustee for all or substantially all of the property of TWIN;

                  (e) the making by TWIN of any general assignment for the benefit of creditors;

                  (f) the institution of any proceedings for the liquidation or winding up of TWIN's business or for the termination of its corporate charter, provided, in the event such proceedings are involuntary, the proceedings are not dismissed within ninety (90) days;

                  (g) the cessation of normal business operations of TWIN, all licenses from Licensors to TWIN hereunder shall immediately and automatically terminate and Licensors shall be immediately released from their non-compete obligations (if any remain) set forth in Section 7.1 ("Non-compete Obligations").

         15.5 TERMINATION OF LICENSES ON CESSATION OF LICENSOR BUSINESS OPERATIONS. Upon any of the following events:

                  (a) the institution of any proceedings for the liquidation or winding up of a Licensor's business or for the termination of its corporate charter, provided, in the event such proceedings are involuntary, the proceedings are not dismissed within ninety (90) days; or

                  (b) the cessation of normal business operations of a Licensor, TWIN shall have the right, at its sole discretion and option, to purchase the defaulting Licensor's equity interest in TWIN at its fair market value, in accordance with the procedures and provisions of Section 2.5 (but for such purposes TWIN shall be deemed to be the purchasing stockholder) of the Stockholders Agreement. If TWIN does not provide notice to the other Parties of its election to so purchase such equity interest within thirty (30) days of the occurrence of the applicable event described in the immediately preceding subsections (a) and (b), then the non-defaulting Licensor shall have the right, at its sole discretion and option, to purchase the defaulting Licensor's equity interest in TWIN at its fair market value, in accordance with the procedures and provisions of Section 2.5 of the Stockholders Agreement.

         15.6 EFFECT OF TERMINATION.

                  (a) Except as otherwise provided in this Section 15.6, all rights and obligations of the Parties hereunder shall cease upon termination of this Agreement. The definitions and the following sections and subsections shall survive any termination of this Agreement on the dissolution of TWIN or termination of any license granted hereunder automatically or by any Party:
Sections 8.2 ("Support Fees") (to the extent any amounts are owed to TW hereunder), 8.7 ("Audit") (for three (3) years following termination), 10 ("Intellectual Property Rights"), 11 ("Confidentiality"), 12.1 ("TW Obligation"), 12.2 ("IN Obligation"), 12.3 ("Condition to Obligations"), subsections (v), (vi), (viii) and (ix) of 13.1 ("Representations and Warranties of TW"), subsections (v) and (vi) of 13.2 ("Representations and Warranties of IN"), 13.4 ("No Warranty of Validity"), 13.5 ("Sole Remedy"), 14 ("Disclaimer; Limitation of Liability"), 15 ("Term and Termination"), and 16 ("Miscellaneous").

                  (b) Upon termination of this Agreement due to the dissolution, liquidation, winding up, or other event described in Section 15.4, (i) all licenses granted pursuant to this Agreement prior to its termination shall terminate, provided that with respect to any outstanding sublicenses, the Licensors shall cooperate and negotiate in good faith in an equitable manner to allocate between them by transfer or assignment the sublicenses and any income or revenues arising therefrom, (ii) all rights and licenses assigned to TWIN pursuant to Section 7.2(a) ("Assignment of NTN Licenses"), if any, shall immediately and automatically revert to IN and TWIN shall cooperate fully with IN in transitioning such rights, licenses and associated matters and materials back to IN, (iii) the Parties shall cooperate and negotiate in good faith in an equitable manner to allocate between them the TWIN Technology, TWIN Derivative Works, and TWIN Proprietary Rights, (iv) if applicable, TWIN shall cooperate with each Licensor in transitioning back to such Licensor the responsibility to police, protect and enforce such Licensor's Proprietary Rights in the Territory, and (v) each Party shall return or destroy all Confidential Information of the other Parties in its possession or control, including all copies thereof, whether tangible or in electronic form or otherwise.

16.      MISCELLANEOUS.
         -------------

         16.1 FORCE MAJEURE. No Party shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure caused by any event or condition not existing as of the date of this Agreement and not reasonably within the control of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Authorities, riots, insurrections, or any other cause beyond the control of the Parties; provided that the affected Party promptly notifies the other Parties of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

         16.2 ASSIGNMENT. Neither this Agreement nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, or otherwise encumbered or disposed of, in whole or in part, whether voluntarily or by operation of law, or otherwise, by any Party without the prior written consent of the other Parties. This Agreement shall inure to the benefit of and be binding upon the Parties' permitted successors and assigns.

         16.3 NOTICES. All notices and communications required, permitted or made hereunder or in connection herewith shall be in writing and shall be mailed by first class, registered or certified mail (and if overseas, by airmail), postage prepaid, or otherwise delivered by hand or by messenger, or by recognized courier service (with written receipt confirming delivery), addressed:

                  (a)  If to IN, to:       Interactive Network, Inc.
                                           1161 Old County Road
                                           Belmont, California  94002

                       with a copy to:     Morrison & Foerster LLP
                                           425 Market Street
                                           San Francisco, California 94105-2482,
                                           U.S.A.
                                           Attn:   Robert Townsend

                  (b)  If to TW, to:       Two Way TV Ltd.
                                           Beaumont House
                                           Kensington Village
                                           Avonmore Road
                                           London, England W148TS

                       with a copy to:     Orrick, Herrington & Sutcliffe LLP
                                           400 Sansome Street
                                           San Francisco, California 94111-3143,
                                           U.S.A.
                                           Attn:   Greg Bibbes

                  (c)  If to TWIN:         TWIN Entertainment Inc.
                                           50 Francisco Street, Suite 490
                                           San Francisco, CA 94111, U.S.A.

                       with a copy to:     Morrison & Foerster LLP
                                           425 Market Street
                                           San Francisco, California 94105-2482,
                                           U.S.A.
                                           Attn:   Robert Townsend

         Each such notice or other communication shall for all purposes hereunder be treated as effective or as having been given as follows: (i) if delivered in person, when delivered; (ii) if sent by mail or airmail, at the earlier of its receipt or at 5 p.m., local time of the recipient, on the seventh day after deposit in a regularly maintained receptacle for the deposition of mail or airmail, as the case may be; and (iii) if sent by recognized courier service, on the date shown in the written confirmation of delivery issued by such delivery service. Any Party may change the address and/or addressee(s) to whom notice must be given by giving appropriate written notice at least seven
(7) days prior to the date the change becomes effective.

         16.4 EXPORT CONTROL. Without in any way limiting the provisions of this Agreement, each of the Parties hereto agrees that no products, items, commodities or technical data or information obtained from a Party hereto nor any direct product of such technical data or information is intended to or shall be exported or reexported, directly or indirectly, to any destination restricted or prohibited by Applicable Law without necessary authorization by the Governmental Authorities, including (without limitation) the United States Bureau of Export Administration (the "BEA") or other Governmental Authorities of the United States, Canada or England with jurisdiction with respect to export matters.

         16.5 ARBITRATION.

                  (a) Except as set forth below, any disputes arising among the Parties or between any two Parties in connection with this Agreement shall be settled by the affected Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved through such discussions within a period of sixty (60) days after delivery of such notice, the dispute shall be finally resolved exclusively by confidential arbitration pursuant to the rules of the American Arbitration Association in San Francisco, California, U.S.A., or such other location agreed between or among the disputing Parties; provided, however, that the arbitrators shall be empowered to hold hearings at other locations within or without the United States. The appointing authority shall nominate all three arbitrators.

Any Party shall have the right (but not the obligation) to join an already constituted arbitration proceeding subject to such Party's agreement concerning the members of the already constituted panel of arbitrators. The arbitrators shall not have the power to impose any obligation on any of the Parties, or take any other action, which could not be imposed or taken by a federal or state court sitting in the State of California. The judgment upon award of the arbitrators shall be final and binding and may be enforced in any court of competent jurisdiction in the United States or England and Wales, and each of the Parties hereto unconditionally submits to the jurisdiction of such court for the purpose of any proceeding seeking such enforcement. The fees and expenses of the arbitrators shall be paid by the Parties to the dispute in equal shares, unless the arbitrators determine that the conduct of any Party (with regard to the subject matter of the dispute and/or the arbitration proceedings) warrants divergence from this rule, in which event an appropriate costs order may be made. Subject only to the provision of Applicable Law and Section 11.6 ("Right to Special Relief"), the procedure described in this Section 16.5 shall be the exclusive means of resolving disputes involving TW and arising under this Agreement.

                  (b) CONFIDENTIAL RESOLUTION. All papers, documents or evidence, whether written or oral, filed with or presented to the panel of arbitrators shall be deemed by the Parties and by the arbitrators to be Confidential Information. No Party or arbitrator shall disclose in whole or in part to any other person any Confidential Information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute. Confidential Information may be disclosed (i) to attorneys, (ii) to Parties, and
(iii) to outside experts requested by any Party's counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this section, that such expert agrees to comply with the confidentiality terms of this section, and that such expert will not use any Confidential Information disclosed to such expert for personal or business advantage.

         16.6 ENTIRE AGREEMENT. This Agreement and the Associated Agreements, and the attachments and exhibits hereto and thereto, embody the entire agreement and understanding between and among the Parties with respect to the subject matter hereof, superseding all previous and contemporaneous communications, representations, agreements and understandings, whether written or oral, including without limitation that certain Heads of Terms between IN and TW to Form a Joint Venture. No Party has relied upon any representation or warranty of any other Party except as expressly set forth herein and in the Associated Agreements.

         16.7 MODIFICATION. This Agreement may not be modified or amended, in whole or part, except by a writing executed by duly authorized representatives of all Parties.

         16.8 ANNOUNCEMENT. The Parties may announce the existence of the Parties' relationship and this Agreement only at a time and in a form to be mutually determined, except for any such disclosure required by law, governmental authorities or stock exchanges. No Party shall unreasonably withhold its consent to a time proposed by any other Party.

         16.9 SEVERABILITY. If any term or provision of this Agreement shall be determined to be invalid or unenforceable under Applicable Law, such provision shall be deemed severed from this Agreement, and a reasonable valid provision to be mutually agreed upon shall be substituted. In the event that no reasonable valid provision can be so substituted, the remaining provisions of this Agreement shall remain in full force and effect, and shall be construed and interpreted in a manner that corresponds as far as possible with the intentions of the Parties as expressed in this Agreement.

         16.10 NO WAIVER. Except to the extent that a Party hereto may have otherwise agreed in writing, no waiver by that Party of any condition of this Agreement or breach by any other Party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by any other Party, nor shall any forbearance by the first Party to seek a remedy for any noncompliance or breach by any other Party be deemed to be a waiver by the first Party of its rights and remedies with respect to such noncompliance or breach.

         16.11 NATURE OF RIGHTS. Each Party shall have the rights licensed under this Agreement to any other Party's technology and the related Proprietary Rights when created, developed or invented regardless of whether physically delivered to such Party. All rights and licenses granted under or pursuant to this Agreement by a Party to another Party are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Bankruptcy Code"), licenses of "Intellectual property" within the scope of Section 101 of the Bankruptcy Code.

         16.12 GOVERNING LAW. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of California, U.S.A., without regard to its conflicts of laws principles. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

         16.13 NO AGENCY OR PARTNERSHIP. This Agreement shall not constitute an appointment of any Party as the legal representative or agent of any other Party, nor shall any Party have any fight or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other Party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership, association, joint venture, or similar entity by or among the Parties hereto.

         16.14 HEADING. The section and other headings contained in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         16.15 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same instrument.

         16.16 NO THIRD PARTY BENEFICIARIES. The Parties intend and agree that no other Person, entity or other party shall be considered a third-party beneficiary of this Agreement. Nothing contained in this Agreement shall be construed to create rights for any third party beneficiary.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in triplicate by their duly authorized representatives on the date set forth above.

INTERACTIVE NETWORK, INC.                          TWO WAY TV LTD.


----------------------------------------------     -----------------------------
By:      Bruce W. Bauer                            By:      Piers Wilson
Title:   President and Chief Executive Officer     Title:   Finance Director


TWIN ENTERTAINMENT INC.


----------------------------------------------
By:      Bruce W. Bauer
Title:   President


----------------------------------------------
By:      Piers Wilson
Title:   Secretary and Treasurer

                                                         EXHIBIT A

                                               DESCRIPTION OF THE IN PATENTS
                                               -----------------------------


                                                       UNITED STATES
                                                       -------------

          Patent No.                         Filed                          Granted                   Application Number
-------------------------------   -----------------------------   ----------------------------    -------------------------

          US4592546                       Apr 26, 1984                   June 3, 1986                   US1984000604145
Game of skill playable by remote participants in conjunction with a live event

          US5013038                       Dec 8, 1989                     May 7, 1991                   US1989000448001
Method of evaluating data relating to a common subject

          US5083800 June 7, 1990 Jan 28, 1992 US1990000535309 Game of skill or chance playable by several participants remote from each other in conjunction with a common event

          US5120076                       Apr 25, 1991                   June 9, 1992                   US1991000692816
Method of evaluating data relating to a common subject

          US5643088 May 31, 1995 July 1, 1997 US1995000454925 Game of skill or chance playable by remote participants in conjunction with a common game event including inserted interactive advertising

          US5813913 May 30, 1995 Sep 29, 1998 US1995000453403 Game of skill playable by remote participants in conjunction with a common game event where participants are grouped as to skill level


                                                          CANADA
                                                          ------

          Patent No.                         Filed                          Granted                   Application Number
-------------------------------   -----------------------------   ----------------------------    -------------------------

            507982                        Apr 30, 1986                    Oct 2, 1990                       1274903
Game of skill playable by remote participants in conjunction with a live event

                                          June 8, 1990                      Pending                         2018597
Game of skill or chance playable by several participants remote from each other in conjunction with a common event

                                    EXHIBIT B

                                  TWIN BUSINESS
                                  -------------


         "TWIN Business" shall mean developing, marketing, supplying, operating and licensing certain digital (and analog) interactive and other related services, products and technology in the Territory.

                                    EXHIBIT C

                              PERFORMANCE CRITERIA
                              --------------------


         The performance criteria ("Performance Criteria") are as follows:

         1. Execution of a definitive agreement with a Multiple System Operator ("MSO") or distributor having in excess of 1 million subscribers by September 1, 2000, whereby such MSO or distributor will offer TWIN interactive television service(s) to a minimum of 1 million of such MSO/Distributor's subscribers.

         2. Execution of definitive agreement(s) whereby TWIN will receive funding (whether in the form of equity investment, loan or other cash provided by an unrelated third party) of at least US$10 million by January 1, 2001

         3. Commercial launch by TWIN of an interactive service by April 1, 2001

                                    EXHIBIT D

                      DESCRIPTION OF CURRENT TW TECHNOLOGY
                      ------------------------------------


         This description of Current TW Technology is for descriptive purposes only. TW makes no representations or warranties with respect to TW Technology other than as specifically set forth in Section 13 of this Agreement.

INTRODUCTION

         The Two Way TV System allows the delivery of a platform and network independent interactive entertainment service. The service is initially targeted at Set-Top Boxes (STBs) in customer's homes, but is equally applicable in many other environments.

         The system described in this document is the second iteration of the Two Way TV System. The first version was used to support a substantial field trial with several thousand customers over a period of three years.

         The `Two Way TV Service' is the entire package provided by Two Way TV. The `Two Way TV System' is the technology components provided by Two Way TV that allow the service to be operated

         The Two Way TV service is based on extensible technology that is capable of delivering simultaneous service across multiple networks.

         The system is divided into distinct layers, as illustrated below:

                  ------------------------------   <----------------
                   Control and Management Tools        Two Way TV  |
                  ------------------------------         System    |
                         Two Way TV CCS                Components  |
                  ------------------------------   <----------------
                         |            /\
                         |             |
                         \/            |
                  ------------------------------   <----------------
                     Broadcast      Return Path         Service    |
                  Infrastructure  Infrastructure        Provider   |
                  ------------------------------   <----------------
                         |            /\
                         |             |
                         \/            |
                  ------------------------------   <----------------
                        Two Way TV Engine              Two Way TV  |
                  ------------------------------         System    |
                      Two Way TV Applications          Components  |
                  ------------------------------   <----------------

         The Two Way TV system includes components either side of the service provider's infrastructure. The different layers within the system are used to provide as much abstraction as possible to ensure that introduction of support for new platforms can be achieved as quickly as possible.

         The abstraction layers allow all internal components within the CCS system that manage the delivery of data and return path data processing to operate on a known data also ensure that new platforms can leverage the functionality available to existing platforms.

         The diagram below expands on the initial layers, providing more detail in each. Each of the separate modular components illustrated below are discussed later in this document.

---------------------------------------------------------------------------------------------------------------------
                                            LIPS
Mission   CCT Tool  Authoring ---------------------------------------    Return Path    Game       SMS
Control               Tools   Football  Formula 1  Cricket   Universal   Processing     Engines
                              ----------------------------   Live Tool
                              Tennis   Horse Racing Rugby
---------------------------------------------------------------------------------------------------------------------
                                                            |
                                                         CCS Text
CENTRAL SYSTEMS                                          Message
                                                         Gateway
                                                            |
               -------------------------------------------------------------------------------------------------------
                                                           CCS
               -------------------------------------------------------------------------------------------------------
                  Broadcast        Broadcast        Broadcast        Broadcast        Broadcast        Broadcast
               System Interface System Interface System Interface System Interface System Interface System Interface
               -------------------------------------------------------------------------------------------------------
                     |                 |                |                |                |                |
BROADCAST         NCI DTV           Open TV          MHEG-5         WebTV/WinCE        PowerTV         ????????
NETWORK          Navigator
                     |                 |                |                |                |                |
               -------------------------------------------------------------------------------------------------------
                Two Way TV         Two Way TV       Two Way TV       Two Way TV        Two Way TV       Two Way TV
                  Engine             Engine           Engine           Engine            Engine           Engine
STB            -------------------------------------------------------------------------------------------------------
               Application        Application      Application      Application       Application      Application
               -------------------------------------------------------------------------------------------------------

         As can be seen from the diagram, the system is divided into three main areas, Central Systems, the Broadcast Network, and the STB (or client). The Central Systems and STB areas are provided by the Two Way TV system. In the majority of deployments the Broadcast Network will be the responsibility of the service provider.

         The main components of both the CCS and the engine in the STB (or client) are described in the following sections.

CENTRAL COMPUTER SYSTEM (C.C.S.)
--------------------------------

         The Two Way TV Central Systems (CCS) deliver the Two Way TV service to the supported infrastructures. The software is developed and deployed on Sun Solaris UltraSPARC(TM) workstations.

         The CCS system is a collection of collaborating services that combine to provide the Two Way TV functionality required in a given installation. This results in a system that can be tailored to specific requirements and commercial arrangements.

         STANDARD SERVICE SET
         --------------------

         The following services are the key services included in a standard CCS system. All services can be enabled or disable for a given CCS configuration, although is does not make sense to disable certain services, such as messaging! Services can be easily added to the CCS system. Currently, development versions of the system support far more services than are presented here.

         CCS CORE
         --------

         This service is responsible for bringing up the system and subsequent monitoring of other active services. This also provides the functionality to start and stop services at run-time.

         MESSAGING SERVICE
         -----------------

         This service provides the messaging functionality used by the CCS to communicate with all external clients (Two Way TV Tools, return path data etc.).

         SCHEDULE SERVICE
         ----------------

         This provides a central scheduling facility within the CCS. This can be used to schedule CCS events, and control messages can be scheduled to automate CCS operation.

         STORAGE SERVICE(S)
         ------------------

         These provide all of the permanent storage facilities required by the CCS.

         BROADCAST SERVICE
         -----------------

         Provides all data broadcast functionality within the CCS. This service includes the broadcast system interfaces for all supported platforms. This is not defined as a core service as the CCS system may not be used for broadcast applications in certain configurations.

         BROADCAST GAME SERVICE
         ----------------------

         Provides Enhanced TV and Games Lounge style functionality. The service handles application broadcast, real-time data transmission, game synching, real-time management and control of the game and all other aspects of broadcast game play.

         RETURN PATH SERVICE
         -------------------

         This service provides standard return path processing, vote processing, score processing and an active scoring algorithm using the Two Way TV patented score gathering technique.

         CHAT SERVICE
         ------------

         This service provides a chat engine that can be accessed using the CCS messaging system. This allows applications/games to access chat functionality, as well as stand-alone chat applications to be built.

         BROADCAST SYSTEM INTERFACES
         ---------------------------

         The CCS system produces data for broadcast in an abstract form. It is the job of the broadcast system interface to convert this data into an appropriate form for the target platform.

         This may involve, for example, using different methods of data transmission for different types of components, using a broadcast carousel for application components such as executable code, bitmaps fonts etc., and using a separate out-of-band communications channel for the applications real-time data. Additionally the broadcast system interface may convert, manipulate, or process the application components and/or real-time data.

         The CCS itself provides a messaging API for external clients. The same API is used internally by CCS components such as return path handling and application control services. Not only does this allow application developers to define the data transmitted to their application but also allows them to define the format of return path data and the processing that takes place on that data.

         SCALABILITY AND ROBUSTNESS
         --------------------------

         The growth of the Two Way TV service will impact the performance requirements of the CCS system. This is a factor of how many different services are offered, the number of different infrastructures being supported, and the number of subscribers. The number of services and infrastructures being supported affects the transmission section of the CCS and the number of subscribers increasing affects the return path sub-systems. The impact of increased subscribers will only be substantial if applications requiring feedback from all subscribers are used.

         The architecture of the system allows new infrastructures to be supported easy and with no disruption to the rest of the system. This allows for rapid implementation and test times.

         The CCS has been designed from the ground up to be a multi-threaded distributed system. Entire sub-systems can be hosted on different systems if necessary with very little effort. The multi-threaded nature of the system also means significant performance improvements can be achieved by simply adding processors to the hosting workstation.

         Given the broadcast nature of the Two Way TV system it is critical that the central systems are robust. This can be measured in a number of ways. The system must itself have integrity to ensure that operation is uninterrupted during operational periods. In addition to this features must be provided to ensure that known failure modes can be handled. Operating system crashes, both Sun and Windows NT will affect the operation of the system. Currently a crash of the operating system hosting the control tools would have no effect on the operation of the system.

         Protection is built into the CCS program itself to provide best efforts to handle a rogue sub-system by detecting abnormal behaviour and shutting down the sub-system responsible.

CCS TOOLSET
-----------

         The CCS comes complete with a set of Windows NT(TM) based tools. These provide an easy to use front-end interface to the Two Way TV CCS system:

         MISSION CONTROL
         ---------------

         This is the main CCS control tool. It allows initiation and the subsequent management of Two Way TV applications. The tool clearly displays the state of running applications, and allows the user to adjust the timing of the application. The application can also be paused, terminated early, and the like.

         CCT TOOL
         --------

         This is the primary real-time content creation tool. It allows custom templates to be created for each Two Way TV application.

         AUTHORING TOOLS
         ---------------

         Two Way TV have developed application authoring tools for each supported target platform. These provide a more productive and time-efficient route to authoring than the standard facilities provided with the target platforms.

         LIPS TOOLS
         ----------

         These are a set of Windows NTTM based applications which are used to support real-time applications. These tools are usually application specific and are geared towards a live broadcast environment where operators require a simple to use interface reducing the risk of transmission errors. Typically a live tool will include a database of possible live data and the operator will simply select the correct data to send at the appropriate time.

         In addition to these a universal tool is provided that provide generic live application support which is useful for initial prototypes.

TWO WAY TV ENGINE
-----------------

         Many set top box execution environments do not provide the functionality necessary to support Two Way TV applications. These applications require very specific yet simple functionality. As a minimum, Two Way TV applications require:

         o        Reliable, Live broadcast message protocols

         o Video/Time Synchronisation (including an accurate set top clock)

         o        Fairness

         o        Security

         o        Efficient Return Path Use

         Some of the above requirements are met by systems compliant with the ATVEF specification for enhanced TV content. Underlying standards such as DVB or ATSC provide access to the underlying networks.

         On platforms where one or more of these do not exist, the Two Way TV Engine may provide them.

         The Two Way TV Engine can be used in both one-way broadcast and two way video systems, and is designed to be compatible with all international standards for both analog and digital video systems.

         OVERVIEW
         --------

         The Two Way TV Engine is a native code plug-in, which provides access to Two Way TV services delivered on the underlying network. In the context of the Engine, native code may mean low level set top specific code or high-level application code; implementation depends on platform capability.

         The Engine can also provide access to commonly used services and building blocks utilised by Two Way TV applications and interactive services.

         The objective of the Engine is to provide a common set of capabilities to application developers, which hide the native implementations of message queues and underlying network protocols. It does not inhibit access to desirable features found on some platforms and networks. It is important that application developers may make use of technologies provided by a set top box without becoming bogged down with implementation issues.

         It is important that the handling of Two Way TV service specific messages, particularly real time messages is carried out as efficiently as possible. By providing a core Engine to handle this, it removes the responsibility from the application developer and ensures a reliable fast and efficient core on which to base applications. Furthermore, changes to the underlying protocols do not warrant code changes or recompiling of Two Way TV applications.

         The handling of Two Way TV service specific messages within a well defined core Engine allows the use of a common messaging protocol across different platforms. This enables one head end Central Computer System (CCS) to drive services across multiple platforms and networks.

ENGINE REFERENCE ARCHITECTURE
-----------------------------

         The Two Way TV Engine Reference Architecture is a high level view of a generic set top box environment. The architecture demonstrates the physical implementation of the Two Way TV Engine in relation to other set top box software components and existing digital TV standards.

          Two Way TV           -- >  Two Way TV Applications
           Engine            < --    Play Live Sports, Quiz Games etc.
     Live Message Handling,                                           |
          Return Path                                                 |
          Management,                        ATVEF                    |
       Synchronisation,            HTML, CSS, ECMAScript, DOM,        |
     Generic API Support       Triggers, Transport Stream Bindings    |
                                                                      |
                       Application Execution Environment
                                  [illegible]
--------------------------------------------------------------------------------
                           Real Time Operating System
              Device Drivers, Network Access, Thread Control etc.
--------------------------------------------------------------------------------
                         |                             |
            Digital Broadcast Streams       Return Path Network
                  DVB, ATSC etc.             PSTN, DOCSIS etc.
--------------------------------------------------------------------------------



         In the Reference Architecture, the Two Way TV Engine bridges the gap between the functionality specified by existing environments (such as OpenTV, PowerTV, ATVEF) and the functionality required for Two Way TV.

ATVEF BASED ENGINE
------------------

         The Reference Architecture may be based on an ATVEF compliant receiver. The ATVEF specification for enhanced television programming uses existing Internet technologies. It delivers enhanced TV programming over both analog and digital video systems using terrestrial, cable, satellite and Internet networks.

         o ATVEF mandates support for the following standard specifications:

         o        HTML 4.0 (Frameset Document Type Definition)

         o        CSS 1

         o        ECMAScript

         o        DOM 0

         With the inclusion of ATVEF Triggers (All forms of ATVEF transport involve data delivery and triggers), most of the Two Way TV Engine may be coded as client JavaScript delivered within applications.

FUNCTIONAL ELEMENTS
-------------------

         The functional elements of the Two Way TV Engine may be broken down into the following components:

         o        High Level Engine API

         o        Live message Handling

         o        Two Way TV Live Message Protocol

         o        Timing and Synchronisation

         o        Return Path Management

         o        Low Level Abstraction Layer

         These core components of the Engine offer a common API to the application developer. This API may be in the form of direct function calls or through an event model, depending on target platform.

HIGH LEVEL ENGINE API
---------------------

         This module provides a standardised API to the application developer. Depending on target platform, this API may be direct function calls, an event model or a combination of the two. In the Reference Architecture, based on an ATVEF compliant receiver, the API is based on a JavaScript event model.

         The primary purpose of this API is to simplify access to the Two Way TV Engine and the underlying environments API.

LIVE MESSAGE HANDLING
---------------------

         This module provides a reliable timed delivery of messages to the application. The messages are delivered to this module using the Two Way TV Live Message Protocol. The messages passed to the application by this module are guaranteed to be in order and on time. Some messages handled by this module may not be passed all the way to the application, but are used to control behaviour of the Engine itself.

TWO WAY TV LIVE MESSAGE PROTOCOL
--------------------------------

         The Two Way TV Live Message Protocol is a multi-layered specification, which includes definitions for application, system and transport level protocols. Only those layers that are not provided by the underlying set top and network are required. In most cases, a DVB or ATSC broadcast bitstream is used to carry the Two Way TV data. Two Way TV system and transport layers may be used in lieu of system provided transports such as ATVEF (type A or type B) or DVB carousels (DSM-CC).

         Optionally, the Two Way TV Message Protocol also provides a definition for physical layer transports though this is normally provided by the underlying network in the form of DVB or ATSC compliant bit streams within the broadcast.

         The Two Way TV Message Protocol does not limit what content can be sent, but rather provides a common set of capabilities so that content developers can author content once for delivery to multiple platforms.

RETURN PATH HANDLER
-------------------

         This module handles the complex issues arising through the use of the return path feature found on many set top boxes. Network bandwidth and head end capacity issues make this an important part of the Two Way TV Engine. The Return Path Handler is controlled by both the Two Way TV application and by messages from the Head End delivered through the Live Message Handlers.

TIMING AND SYNCHRONISATION
--------------------------

         This module controls the execution of Two Way TV applications and services relative to a common clock. Timing and synchronisation of applications is controlled by messages broadcast from the Head End by the Central Computer System (CCS).

LOW LEVEL ABSTRACTION LAYER
---------------------------

         This module is present to allow an element of re-use within the code which implements the core Engine. The Low Level Abstraction Layer may not necessarily be present in all implementations. Alongside the abstraction of Operating System services, its key contribution to the Engine is the provision of debugging and development support macros and functions.

----------------------------------------------------------------------------------------------------------------------
                    TITLE                                TWO WAY TV REFERENCE         COUNTRY          APPLICANT
----------------------------------------------------------------------------------------------------------------------
Method and apparatus for sampling remote data sources  Active Scoring Algorithm          CA       Two Way TV Limited
Method and apparatus for transmitting data             Handset Multiplexing              CA       Two Way TV Limited
Interactive predictive game control                    LIPS                              CA       Two Way TV Limited
Delivering interactive applications                    Multiple Architectures            CA       Two Way TV Limited
Broadcasting interactive applications                  Status Flag                       CA       Two Way TV Limited
Method and apparatus for input of data                 Time Stamping                     CA       Two Way TV Limited
Interactive communication system                       Tokens                            CA       Two Way TV Limited
Method and apparatus for transmitting data             Variable Priority                 CA       Two Way TV Limited
----------------------------------------------------------------------------------------------------------------------
Method and apparatus for sampling remote data sources  Active Scoring Algorithm         USA       Two Way TV Limited
Game playing system                                    Handset Interface                USA       Two Way TV Limited
Method and apparatus for transmitting data             Handset Multiplexing             USA       Two Way TV Limited
Interactive predictive game control                    LIPS                             USA       Two Way TV Limited
Delivering interactive applications                    Multiple Architectures           USA       Two Way TV Limited
Status Flag                                            Status Flag                      USA       Two Way TV Limited
Method and apparatus for input of data                 Time Stamping                    USA       Two Way TV Limited
Interactive communication system                       Tokens                           USA       Two Way TV Limited
Method and apparatus for transmitting data             Variable Priority                USA       Two Way TV Limited
----------------------------------------------------------------------------------------------------------------------
                                 US and CA pending National Phase patent applications
----------------------------------------------------------------------------------------------------------------------
Interactive television broadcast system                Automatic capture of viewing               Two Way TV Limited
Interactive applications                               figures                                    Two Way TV Limited
Interactive applications                               Delayed program start                      Two Way TV Limited
                                                       Security
----------------------------------------------------------------------------------------------------------------------
                                                  Licensed Technology
----------------------------------------------------------------------------------------------------------------------
Input device for inputting positional information            Puck (X-Y Sensor)           CA         David Woodfield
Input device for inputting positional information            Puck (X-Y Sensor)          USA         David Woodfield
Square wave sensor (pending National Phase)                  Square wave sensor                     David Woodfield
Method and apparatus for generating a display signal         Multichannel Game        US & CA       David Woodfield
----------------------------------------------------------------------------------------------------------------------

(remaining columns continued below)

----------------------------------------------------------
                      APPLICATION
 APPLICATION NUMBER      DATE     GRANT DATE GRANT NUMBER
----------------------------------------------------------
       2279890        10-Aug-99
       2252074        25-Nov-98
       2231946        22-Apr-98
       2279069        28-Jul-99
                        Oct-99
       2252021        18-Nov-98
       2225317        30-Jan-98
       2229772        18-Mar-98
----------------------------------------------------------
      09/376244       18-Aug-99
      08/672591       14-Oct-94   18-May-99    5905523
      09/203967        2-Dec-98
      09/064118       21-Apr-98
      09/366064        2-Aug-99
                        Oct-99
      09/203458        2-Dec-98
      09/019892        6-Feb-98
      09/039202       13-Mar-98
----------------------------------------------------------

----------------------------------------------------------
      99303717.5      12-May-99
      98309944.1       4-Dec-98
      99303495.5       4-May-99

----------------------------------------------------------

----------------------------------------------------------
       2241506        22-Jun-98   17-Aug-99    Awaiting
      09/004675        8-Jan-98                Details
    PCT/GB98/03731    18-Dec-99

----------------------------------------------------------
         Awaiting details
----------------------------------------------------------

REQUIRED CONSENTS
-----------------

         The following are the agreements in effect as of the Effective Date pursuant to which third parties have licensed certain technology and/or proprietary rights to TW which are incorporated in the Current TW Technology and which TW may sublicense to TWIN as part of the TW Technology subject to such third parties' prior written consent, not to be unreasonably withheld. TW agrees to make its best efforts to obtain such consents as soon as practicable after the Effective Date and to promptly thereafter provide a copy of each such consent.

         License Agreement between David Woodfield and TW dated 2 April 1998.

                                    EXHIBIT E

                              THIRD-PARTY LICENSES
                              --------------------


         The following are the agreements in effect as of the Effective Date pursuant to which third parties have a license under the IN Patents in the
Territory:

                  Patent License Agreement between Interactive Games Patent, Inc. (now Interactive Network, Inc.) and NTN Communications, Inc. dated as of April 24, 1987, as amended by Amendment to Patent License Agreement between NTN Communications, Inc. and Interactive Game Patent, Inc. (now Interactive Network, Inc.) dated June 1, 1990.

                  Stock Purchase Agreement among Interactive Network, Inc., David B. Lockton and Gannett Co., Inc. dated as of December 2, 1992.

                                    EXHIBIT F

                                SUPPORT SERVICES
                                ----------------


INITIAL TRANSITION SERVICES
---------------------------

         TW shall provide sufficient training to TWIN personnel in order to provide such personnel with the necessary understanding of the Current TW Technology and future TW Technology to enable TWIN to exploit the Current TW Technology and future TW Technology as contemplated by the Agreement and TWIN's initial business plan.

         The training shall be provided at the facilities of either TW or TWIN and at the times as are mutually agreed upon by TW and TWIN. The parties expect that such initial training services (the "Initial Transition") shall continue for a period of six (6) months from the Effective Date, or six (6) months from the time that TWIN has retained appropriately skilled personnel (as reasonably determined by TWIN) to receive the training, whichever occurs last. It is understood that there may be need for additional training of new personnel or updating of training other than that required in connection with the delivery of new technology, upgrades, enhancements, or modifications. If such need occurs and TWIN seeks to receive such additional training from TW, TWIN may deliver said personnel to the TW training facility and receive that training at no added costs to TWIN other than as set forth in the next sentence. In the case of such additional training (i.e. that not included in the delivery of new technology, upgrades, enhancements, or modifications), all expenses incurred by TWIN are the obligation of TWIN. If TWIN prefers to have TW deliver the training on-site as designated by TWIN, then all costs, including those reasonable out-of-pocket costs (but not salaries, allocated overhead, fees for personnel's time, and like costs) incurred by TW to meet that obligation are to be paid for by TWIN.

         During the course of the Initial Transition it is acknowledged that TWIN shall create and maintain an adequate staff so as to operate and manage TWIN's business and the technology delivered after the Initial Transition. After the Initial Transition TW will provide on-going Support Services as described below.

ON-GOING SUPPORT SERVICES
-------------------------

         TW shall provide and deliver future TW Technology and associated Proprietary Rights to TWIN in accordance with Section 4.1 ("TW Delivery") of this Agreement.

         TW shall provide TWIN with on-going technical training and support services in connection with the TW Technology licensed to TWIN under the Agreement. Such support shall include, without limitation, maintenance and bug fixes to TW Technology and appropriate further training of TWIN personnel with respect to upgraded or improved TW Technology.

         TW shall have no obligation to provide support with respect to any TWIN modifications to TW Source Code except as provided in Section 4.1(b) ("Source Code") of this Agreement.

         TW shall use commercially reasonable efforts to acquire or recruit the necessary resources and personnel to satisfy TWIN's reasonable requirements for support.

         After the Initial Transition period TW and TWIN will discuss and agree in good faith upon and generate in writing appropriate service level agreements and escalation procedures for on-going support services.

GENERAL
-------

         The Support services shall be provided in consideration of the fees described in Section 8.2 ("Support Fees") of the Agreement.

         Notwithstanding the above, if at any time after the Initial Transition period any member of TW's senior management team is requested to travel to the United States at TWIN's direct request, then TWIN shall pay for the reasonable travel and accommodation costs incurred by TW with respect to such visit. This will not include, however, situations where the travel is necessary because of deficiencies in the TW Technology, or as a result of problems in the quality, or responsiveness, of TW support. In such instance the costs are the obligation of TW.

         In addition, TWIN may request TW to provide staff on secondment to TWIN. If TW can reasonably meet this request, such staff shall be assigned to TWIN and TWIN shall reimburse TW for all salary and related direct costs for such employees or contractors during the period of their secondment unless the staffing was necessary because of deficiencies in the TW Technology, or the failure of TW to properly and punctually meet the TW required support role, in which case the costs are the obligation of TW and TW shall supply whatever staffing is required to immediately (defined as within a reasonable time based upon the priority of the deficiency or failure to perform the support role by
TW) correct the problem.

         TW shall perform all of its Support services hereunder in a commercially reasonable manner.

         TW and TWIN shall each use their best efforts to cooperate with each other with respect to the Support services.

         Without limiting the general obligations above the table below outlines the Parties' intended general split of responsibilities between TWIN and TW with respect to TW Technology:

                     TW RESPONSIBILITY                                            TWIN RESPONSIBILITY
------------------------------------------------------------    ---------------------------------------------------------
Provision of documentation for current and future               Creation and maintenance of a TWIN technology group,
technology                                                      comprising appropriately skilled individuals

Provision of new, improved and upgraded technology              TWIN to provide its own technical support team, to be
                                                                trained by TW

Provision of training to appropriately qualified TWIN staff     Produce localization and customizations of games and
                                                                technology for the U.S. market

24hr support for emergency or operationally critical issues

Timely support of technology delivered to TWIN and code         Documented requests for modifications and improvements
modifications requested by TWIN                                 to TW Technology

DOCUMENTATION
-------------

         TW will deliver documentation for all technology delivered to TWIN. This documentation shall include, but not be limited to, a description of each component or module of the products, source code, and a complete set of API's (Application Programming Interfaces) for each component or module. The API's will be complete and detailed enough so that a reasonably skilled software programmer would be able to write a replacement component or module and have it interface and communicate with all the other necessary parts of the system, without any undue difficulty.

RESPONSE TIME
-------------

         TW will respond immediately (defined as within a reasonable time based upon the priority of the deficiency or failure to perform the support role by
TW) with support to TWIN if a problem occurs which significantly affects the performance of services to TWIN's customers or partners, and where TWIN personnel cannot reasonably solve such problem in a timely manner. TW agrees that such problems can occur without prior warning, and consequently cannot expect TWIN to give advance notice thereof. TW will make its best efforts to solve the problem, even to the extent of sending personnel to the TWIN facility, if necessary.

         If TWIN requests an improvement, extension, or modification to the TW Technology which is not practical for TWIN to implement, TW agrees to make such modifications in a timely fashion and at a cost at no more than its standard rate. The schedule will be worked out in good faith between TW and TWIN and will be based upon a high priority requirement, if so deemed by TWIN.

                                    EXHIBIT G

                                   LITIGATION
                                   ----------


         INTERACTIVE NETWORK INC. v. NTN COMMUNICATIONS INC. ET AL., Federal Court of Canada File No. T-1471-92.

         LOCKTON v. INTERACTIVE NETWORK, INC., "dismissed without prejudice" U.S. Bankruptcy Court Northern District of California Case No. 98-34055-DM-11, Adversary No.99-3301-DM.

                                      G-1